Exhibit 10.1
EXECUTION COPY

AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of September 7, 2006
among
INSIGHT ENTERPRISES, INC.,
the EUROPEAN BORROWERS
from time to time party hereto,
The LENDERS party hereto,
J.P. MORGAN EUROPE LIMITED,
as European Agent,
LASALLE BANK NATIONAL ASSOCIATION,
as Syndication Agent,
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent,
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

i

SCHEDULES:
Schedule 1.01(a) — Mandatory Cost Formulae
Schedule 1.01(b) — Initial Subsidiary Guarantors
Schedule 2.01 — Lenders and Commitments
Schedule 2.05 — Existing Letters of Credit
Schedule 2.20 — Payment Instructions
Schedule 3.11 — Subsidiaries
Schedule 3.16 — Initial Material Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.08 — Restrictive Agreements
EXHIBITS:
Exhibit A        — Form of Assignment and Assumption
Exhibit B        — List of Closing Documents
Exhibit C        — Form of Compliance Certificate

          AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 7, 2006 among INSIGHT ENTERPRISES, INC., a Delaware corporation (the “Company”), the EUROPEAN BORROWERS (as defined below), the LENDERS party hereto, J.P. MORGAN EUROPE LIMITED, as European Agent, LASALLE BANK NATIONAL ASSOCIATION, as Syndication Agent, U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.
PRELIMINARY STATEMENTS
          WHEREAS, the Company, certain Lenders and the Administrative Agent are parties to that certain Three-Year Revolving Credit Agreement, dated as of December 31, 2002 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and
          WHEREAS, the Borrowers, the Lenders and the Agents have agreed to amend and restate the Existing Credit Agreement in its entirety.
          NOW, THEREFORE, in consideration of the mutual covenants herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety as of the date hereof as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing to the Company under the US Tranche, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Acquired Entity” means the assets or Person acquired in connection with a Permitted Acquisition or other investment permitted under Section 6.04.
          “Acquired Entity EBITDA” means, with respect to any Acquired Entity subject to a Permitted Acquisition, for any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period plus, to the extent deducted from revenues in determining the net income (or loss) of such Person and its Subsidiaries as described above, (i) for any period, the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization and (v) any extraordinary non-cash or nonrecurring non-cash charges or losses incurred other than in the ordinary course of business minus to the extent added to revenues in determining the net income (or loss) of such Person and its Subsidiaries as described above, any extraordinary non-cash or nonrecurring non-cash gains realized other than in the ordinary course of business. Such amounts shall be derived by the Company from financial statements of the

Acquired Entity delivered to the Administrative Agent prior to the consummation of such Permitted Acquisition (which financial statements shall be audited through the end of the most recently ended fiscal year and, for each subsequent fiscal quarter, shall be prepared by the Acquired Entity on a basis consistent with such audited financial statements) and shall be subject to the consent of the Administrative Agent acting in good faith; provided, that when calculating Acquired Entity EBITDA with respect to the Spectrum Acquisition through the period ending September 30, 2007, the Company may use amounts related to historical Spectrum EBITDA as set forth in pro-forma consolidated financial statements or other pro-forma consolidated financial information appearing in Form 8-K filings or footnotes set forth in Form 10-Q filings made from time to time through such period by the Company with the Securities and Exchange Commission.
          “Adjusted Consolidated EBITDA” means, as of any date of determination and without duplication: (i) Consolidated EBITDA for the Company and its consolidated Subsidiaries for the four fiscal quarter period then most recently ended, plus (ii) Acquired Entity EBITDA for such period for each Permitted Acquisition consummated on or after the Effective Date. Effective upon the consummation of a Permitted Acquisition (including the Spectrum Acquisition), Adjusted Consolidated EBITDA shall be adjusted to include Acquired Entity EBITDA for the applicable Acquired Entity.
          “Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, with respect to Eurocurrency Borrowings denominated in an Alternative Currency, the Adjusted LIBO Rate shall mean the LIBO Rate.
          “Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agents” means, collectively, the Administrative Agent and the European Agent, and “Agent” means either one of them.
          “Alternate Base Rate” means, for any day for any Loan, Letter of Credit or other financial accommodation under the US Tranche that is made to the Company and that specifies or that requires that the interest rate applicable thereto be the “Alternate Base Rate”, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, with the understanding that any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate.

          “Alternative Currency” means (i) Euro, (ii) Sterling and (iii) any other currency other than US Dollars that is freely available, freely transferable and freely convertible into US Dollars, in which dealings in deposits are carried on in the Applicable Interbank Market, and that is approved by the Lenders (such approval not to be unreasonably withheld).
          “Applicable Agent” means (a) the Administrative Agent with respect to a Loan, Letter of Credit or other financial accommodation extended to the Company under the US Tranche, with respect to any payment hereunder that does not relate to a particular Loan or Borrowing and is not covered by clause (b) hereof, and with respect to the administration of the transactions evidenced hereby generally, and (b) the European Agent with respect to a Loan or other financial accommodation extended to any European Borrower or, solely with respect to the European Tranche, the Company, and with respect to the administration of the European portion of the transactions evidenced hereby.
          “Applicable Interbank Market” means for any Loan or other financial accommodation denominated in (x) Euro, the European interbank market, and (y) US Dollars or any Alternative Currency other than Euro, the London interbank market.
          “Applicable Interbank Rate” means (x) for any Loan, Letter of Credit or other financial accommodation made to the Company under the US Tranche or any other Borrower under any Tranche in a currency other than Euro, the Adjusted LIBO Rate and (y) for any Loan or other financial accommodation made to any Borrower in Euro, the EURIBO Rate.
          “Applicable Rate” means, for any day, with respect to any ABR Loan, any Eurocurrency Loan or any Letter of Credit participation fee under Section 2.12(b), or the commitment fees payable pursuant to Section 2.12(a), as the case may be, the applicable rate per annum set forth below under the caption “ABR Loan Spread”, “Eurocurrency Loan Spread and Letter of Credit Participation Fee Percentage,” or “Commitment Fee Percentage,” as the case may be, based upon the Total Leverage Ratio as reflected in the then most recently delivered quarterly or annual financials as required under Section 5.01:

			Eurocurrency Loan
			Spread and Letter of	Commitment
Pricing	Total Leverage	ABR Loan	Credit Participation	Fee
Level:	Ratio:	Spread:	Fee Percentage:	Percentage:
Level I	Less than 1.00 to 1.00	0.00%	0.625%	0.15%

Level II	Equal to or greater than 1.00 to 1.00 but less than 1.50 to 1.00	0.00%	0.875%	0.175%

Level III	Equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00	0.00%	1.125%	0.225%

Level IV	Equal to or greater than 2.00 to 1.00	0.00%	1.375%	0.275%

          For purposes of the foregoing,
     (i) if at any time the Company fails to deliver any financials required under Section 5.01 on or before the date any financials are due, then Pricing Level IV shall be deemed applicable until five (5) Business Days after such financials, together with all corresponding compliance certificates required by Section 5.01(c), are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable;
     (ii) adjustments, if any, to the Pricing Level then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable financials and corresponding compliance certificates required by Section 5.01(c) (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and
     (iii) each determination of the Applicable Rate made by the Administrative Agent in accordance with the foregoing shall, if reasonably determined, be conclusive and binding on the Company, all of its Subsidiaries and each Lender.
     Notwithstanding the foregoing, during the period beginning on the Effective Date and ending on the date of delivery of the applicable financials for the fiscal quarter ending September 30, 2006, the Applicable Rate shall be based on Pricing Level II, and thereafter, the Applicable Rate shall be determined in accordance with the preceding table and provisions.
          “Approved Fund” has the meaning assigned to such term in Section 11.04.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capitalized Lease Obligation, the amount of Indebtedness represented thereby according to the definition of

“Capitalized Lease Obligations,” and (b) in all other instances, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).
          “Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (a) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (b) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means the Company or any European Borrower, as applicable, and “Borrowers” means all of the foregoing.
          “Borrowing” means Loans (including one or more Swingline Loans) of the same Class, Type and currency, made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
          “Borrowing Minimum” means (a) in the case of a Borrowing (other than Swingline Loans) denominated in US Dollars, $1,000,000, (b) in the case of a Borrowing (other than Swingline Loans) denominated in Euro or an Alternative Currency (but not Sterling), €1,000,000 (or the U.S. Dollar Equivalent thereof), (c) in the case of a Borrowing (other than Swingline Loans) denominated in Sterling, £1,000,000 (or the U.S. Dollar Equivalent thereof), (d) in the case of a US Tranche Swingline Loan, $500,000, and (e) in the case of a European Tranche Swingline Loan, €100,000 or £100,000, as the case may be (or the US Dollar Equivalent thereof).
          “Borrowing Multiple” means (a) in the case of a Borrowing (other than Swingline Loans) denominated in US Dollars, $1,000,000, (b) in the case of a Borrowing (other than Swingline Loans) denominated in Sterling, £1,000,000, (c) in the case of a Borrowing (other than Swingline Loans) denominated in Euro, €1,000,000, (d) in the case of a US Tranche Swingline Loan, $100,000, (e) in the case of a European Tranche Swingline Loan denominated in Sterling, £100,000, (f) in the case of a European Tranche Swingline Loan denominated in Euro, €100,000, and (g) in the case of a Borrowing denominated in an Alternative Currency other than Euro or Sterling, such amount as the Company and the Administrative Agent (and, in the case of a Swingline Loan, the Swingline Lender) shall agree upon the institution of such Alternative Currency hereunder.

          “Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan denominated in US Dollars or any Alternative Currency other than Euro, the term “Business Day” shall also exclude any day that is not a London Business Day, and (b) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude (i) any day that is not a TARGET Day and (ii) any day that is not a London Business Day.
          “CAM” means the mechanism for the allocation and exchange of interests in Loans, participations in Letters of Credit and other extensions of credit under the several Tranches and collections thereunder established under Article IX.
          “CAM Exchange” means the exchange of any Lender’s interests provided for in Article IX.
          “CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in clause (h) or (i) of Article VII in respect of the Company or (b) an acceleration of Loans pursuant to Article VII.
          “CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate US Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date of the sum, without duplication, of (i) the Obligations owed to such Lender (whether or not at the time due and payable), (ii) the LC Exposure of such Lender and (iii) the Swingline Exposure of such Lender, in each case immediately prior to the occurrence of the CAM Exchange Date (but after giving effect to Sections 9.01(a)(ii) and (iii)), and (b) the denominator shall be the aggregate US Dollar Equivalent (as so determined) of the sum, without duplication, of (A) the Obligations owed to all the Lenders (whether or not at the time due and payable), (B) the aggregate LC Exposures of all the Lenders and (C) the aggregate Swingline Exposures of all the Lenders, in each case immediately prior to the occurrence of the CAM Exchange Date; provided that, for purposes of clause (a) above, the Obligations owed to the Swingline Lender will be deemed not to include any Swingline Loans except to the extent provided in clause (a)(iii) above.
          “Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, excluding (i) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss and (ii) leasehold improvement expenditures for which the Company or a Subsidiary is reimbursed promptly by the lessor.
          “Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

          “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the Company shall cease to own and control, directly or indirectly, 100% of the Equity Interests of any European Borrower.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, US Tranche Swingline Loans, US Tranche Term Loans, European Tranche Revolving Loans, or European Tranche Swingline Loans, and (b) any Commitment, refers to whether such Commitment is a US Tranche Revolving Commitment, a US Tranche Term Loan Commitment or a European Tranche Commitment.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Holders of Secured Obligations, to secure the Secured Obligations.
          “Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Obligations, including, without limitation, the Security Agreements, the Pledge Agreements, the Intellectual Property Security Agreements, and all other security agreements, mortgages, deeds of trust, pledges, assignments, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf any Borrower or any Subsidiary Guarantor and delivered to any Agent or Lender, together with all agreements and documents referred to therein or contemplated thereby.
          “Commitment” means a US Tranche Revolving Commitment, a US Tranche

Term Loan Commitment or a European Tranche Commitment.
          “Company” has the meaning assigned to such term in the heading of this Agreement.
          “Company Pledge Agreement” means that certain Amended and Restated Pledge Agreement, dated as of the date hereof, between the Company and the Administrative Agent, for the benefit of the Holders of Secured Obligations.
          “Company Security Agreement” means the Amended and Restated Security Agreement, dated as of the date hereof, between the Company and the Administrative Agent, for the benefit of the Holders of Secured Obligations.
          “Compliance Certificate” means a certificate of a Financial Officer substantially in the form of Exhibit C.
          “Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Company and its Subsidiaries calculated on a consolidated basis for such period.
          “Consolidated EBITDA” means the sum of (a) Consolidated Net Income plus (b) to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) any extraordinary non-cash or nonrecurring non-cash charges or losses incurred other than in the ordinary course of business, (vi) any non-cash charges arising from compensation expense as a result of the adoption of Financial Accounting Standards Board Statement 123 (Revised 2004), “Share-Based Payment”, which requires certain stock-based compensation to be recorded as expense within the Company’s consolidated statement of operations and (vii) costs, expenses and fees incurred in connection with the Transactions consummated on the Effective Date, minus (c)(i) to the extent included in Consolidated Net Income, any extraordinary non-cash or nonrecurring non-cash gains realized other than in the ordinary course of business and (ii) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (b)(vi), all calculated for the Company and its Subsidiaries on a consolidated basis.
          “Consolidated Funded Indebtedness” means, at any time, the sum (without duplication) of (i) the aggregate principal amount of Consolidated Indebtedness owing by the Company and its Subsidiaries or for which such Persons are liable which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time, plus (ii) the aggregate stated or face amount of all letters of credit at such time for which any of the Company and its Subsidiaries is the account party or is otherwise liable (unless cash collateralized with cash and/or cash equivalents in a manner permitted hereunder) plus (iii) the aggregate amount of Capitalized Lease Obligations owing by the Company and its Subsidiaries or for which such Persons are otherwise liable plus (iv) the aggregate of all amounts owing by the Company and its Subsidiaries or for which such Persons are otherwise liable with respect to judgments or settlements arising in connection with trials, arbitrations, mediations, litigation or other forums for dispute resolution.

          “Consolidated Indebtedness” means at any time, with respect to any Person, the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time.
          “Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period, including, without limitation, yield or any other financing costs resembling interest which are payable under any Permitted Receivables Facility.
          “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period.
          “Consolidated Rentals” means, with reference to any period, the Rentals of the Company and its Subsidiaries calculated on a consolidated basis for such period.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Decrees” has the meaning assigned to such term in Section 2.18(a).
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Disqualified Equity Interests” means Equity Interests that (a) require the payment of any cash dividends prior to the date that is 91 days after the Maturity Date, (b) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests) or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Equity Interests), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Maturity Date (other than (i) upon termination of the Commitments and payment in full of the Obligations then due and owing or (ii) upon a “change in control”, provided, that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests prior to the date that is 91 days after the Maturity Date.
          “Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).
          “EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          “EU Lending Passport” means the right of passport to provide lending services on a cross-border basis under the Council Directive of 20 March 2000 relating to the taking up and pursuit of the business of credit institutions (No 2000/12/EC) in the relevant European Economic Area member state. For purposes hereof, “EU Lending Passport” shall include each right of passport to the extent multiple rights of passport are required under the aforementioned Council Directive to extend credit to Borrowers in their respective jurisdictions of organization.
          “EURIBO Rate” means, with respect to any Borrowing in Euro under any Tranche (to the extent permitted under such Tranche), the rate per annum determined by the European Agent at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period by reference to the percentage rate per annum determined by the Banking Federation of the European Union for deposits in Euro (as reflected on the applicable Telerate screen page) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in Euro are offered for such Interest Period to major banks in the Applicable Interbank Market by JPMorgan Chase Bank, National Association at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period.
          “Euro” or “€” means the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.
          “Eurocurrency”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Applicable Interbank Rate with respect to the applicable currency of such Loan or Borrowing.
          “European Agent” means J.P. Morgan Europe Limited, in its capacity as administrative agent in respect of any extension of credit or other financial accommodation in favor of a European Borrower or, solely with respect to the European Tranche, the Company, and in respect of the European portion of the transactions evidenced hereby.
          “European Borrower” means each of the UK Borrower and the German Borrower.
          “European Tranche” means the European Tranche Commitments, the European Tranche Revolving Loans and the European Tranche Swingline Loans.
          “European Tranche Commitment” means, with respect to each Lender, the commitment of such Lender to make European Tranche Revolving Loans and to acquire participations in European Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such European Tranche Lender’s European Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each European Tranche Lender’s European Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such European Tranche Lender shall have assumed its European Tranche Commitment, as applicable. The aggregate amount of the European Tranche Commitments on the date hereof is $25,000,000.
          “European Tranche Exposure” means, with respect to any European Tranche Lender at any time, the US Dollar Equivalent of the sum at such time, without duplication, of (a) such Lender’s European Tranche Percentage of the sum of the principal amounts of the outstanding European Tranche Revolving Loans, plus (b) such Lender’s European Tranche Swingline Exposure at such time.
          “European Tranche Lender” means a Lender with a European Tranche Commitment.
          “European Tranche Percentage” means, with respect to any European Tranche Lender, the percentage of the total European Tranche Commitments represented by such Lender’s European Tranche Commitment. If the European Tranche Commitments have terminated or expired, the European Tranche Percentages shall be determined based upon the European Tranche Commitments most recently in effect, giving effect to any assignments.
          “European Tranche Revolving Borrowing” means a Borrowing comprised of European Tranche Revolving Loans.
          “European Tranche Revolving Loan” means a Loan made by a European Tranche Lender pursuant to Section 2.01(c). Each European Tranche Revolving Loan made to the Company shall be denominated in US Dollars and shall be a Eurocurrency Loan, and each European Tranche Revolving Loan made to a European Borrower shall be denominated in an Alternative Currency and shall be a Eurocurrency Loan.
          “European Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all European Tranche Swingline Loans outstanding at such time. The European Tranche Swingline Exposure of any European Tranche Lender at any time shall be its European Tranche Percentage of the total European Tranche Swingline Exposure at such time.
          “European Tranche Swingline Lender” means J.P. Morgan Europe Limited, in its capacity as lender of European Tranche Swingline Loans hereunder.
          “European Tranche Swingline Loan” means a Loan made by the European Tranche Swingline Lender to a European Borrower pursuant to Section 2.04.
          “European Tranche Swingline Rate” means, for any day, in relation to any European Tranche Swingline Loan, the percentage rate per annum which is equal to the rate (rounded upwards to four decimal places) as supplied to the European Agent at its request quoted by JPMorgan Chase Bank, National Association to leading banks in the Applicable Interbank Market as of 11:00 a.m. London time on the day of the proposed Borrowing for the relevant European Tranche Swingline Loan for the offering of deposits in the relevant currency for a period comparable to the Interest Period for the relevant European Tranche Swingline Loan and for settlement on that day.

          “Event of Default” has the meaning assigned to such term in Article VII.
          “Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.
          “Exchange Rate Date” means, if on such date any outstanding Revolving Credit Exposure is (or any Revolving Credit Exposure that has been requested at such time would be) denominated in a currency other than US Dollars, each of:
          (a) the last Business Day of each calendar quarter,
          (b) if an Event of Default has occurred and is continuing, the CAM Exchange Date and any other Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and
          (c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to Revolving Loans or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan.
          “Excluded Taxes” means, with respect to any Lender or Issuing Bank, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or incorporated or in which its principal office or any lending office from which it makes Loans hereunder is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a US Tranche Lender, any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction and would apply as of the date such US Tranche Lender becomes a party to this Agreement (or, subject to Section 2.17(f)(ii), in the case of a Lender that becomes a US Tranche Lender by operation of the CAM Exchange, that would apply as of the date such Lender becomes a U.S. Tranche Lender) or relates to payments received by a new lending office designated by such US Tranche Lender and is in effect and would apply at the time such lending office is designated, (d) in the case of a European Tranche Lender, any withholding tax that is imposed by the United Kingdom, Germany or the United States (or any political subdivision thereof) on payment by a European Borrower from an office within such jurisdiction, in any case to the extent such tax is in effect and would apply as of the date such European Tranche Lender becomes a party to this Agreement (or, subject to Section 2.17(f)(ii), in the case of a Lender that becomes a European Tranche Lender by operation of the CAM Exchange, that would apply as of the date such Lender becomes a European Tranche Lender) or relates to payments received by a new lending office designated by such European Tranche Lender and is in effect and would apply at the time such lending office is designed, or (e) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.17(e) or (f), except, in the case of clause (c) or (d) above, to the extent that such withholding tax shall have resulted from the making of any payment by a Borrower to a location other than the office designated by the Applicable Agent or such Lender for the receipt of payments of the applicable type from the applicable Borrower.
          “Existing Credit Agreement” is defined in the Preliminary Statements hereto.
          “Existing Letters of Credit” has the meaning set forth in Section 2.05.
          “Exposure” means, with respect to any Lender, such Lender’s US Tranche Revolving Exposure, US Tranche Term Loan Exposure and European Tranche Exposure.
          “Facility Office” has the meaning assigned to such term in Section 2.17(f).
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means any of the following officers of the Company: chief executive officer, president, chief financial officer, treasurer or senior vice president of finance.
          “Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of the Company, the ratio of (a)(i) Consolidated EBITDA during the four fiscal quarter period then ended minus (ii) Consolidated Capital Expenditures during such period minus (iii) cash dividends or distributions paid by the Company on its Equity Interests during such period plus (iv) Consolidated Rentals during such period to (b)(i) Consolidated Interest Expense during such period plus (ii) Consolidated Rentals during such period plus (iii) expenses for taxes paid or taxes accrued during such period (calculated for the Company and its Subsidiaries on a consolidated basis) plus (iv) the scheduled amortization of the principal portion of Indebtedness during such period (other than amounts owing in connection with Permitted Receivables Facilities), including, without limitation, Capitalized Lease Obligations (calculated for the Company and its Subsidiaries on a consolidated basis).
          “Foreign Lender” means, as to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “German Borrower” means a direct or indirect Subsidiary of the Company organized under the laws of Germany that shall become party to this Agreement as a European Borrower pursuant to a joinder agreement in form and substance reasonably acceptable to the Company, the Agents and the Lenders, which Subsidiary shall be reasonably acceptable to the Agents and the Lenders; provided, that upon execution of such joinder agreement the Company shall deliver or cause to be delivered to the Administrative Agent such corporate resolutions, formation documents, certificates and opinions (of both U.S. and German counsel) as shall be reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.
          “Governmental Authority” means the government of the United States of America, Germany, the United Kingdom, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, the European Union.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          “Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall refer to (i) each Lender in respect of its Loans, (ii) the Issuing Bank in respect of LC Disbursements, (iii) the Agents, the Lenders and the Issuing Bank in respect of all other present and future obligations and liabilities of any Borrower or any Subsidiary Guarantor of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each Person benefiting from indemnities made by any Borrower or any Subsidiary Guarantor hereunder or under other Loan Documents, (iv) each Lender (or Affiliate thereof), in respect of all Swap Agreements of the Company to such Lender (or such Affiliate) as exchange party or counterparty thereunder and (v) their respective successors, transferees and assigns.
          “Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.
          “Immaterial Subsidiary” means any Subsidiary of the Company that is not a Material Subsidiary.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capitalized Lease Obligations of such Person, (h) Off-Balance Sheet Liabilities of such Person, (i) all Attributable Debt of such Person under Sale and Leaseback Transactions, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (unless cash collateralized with cash and/or cash equivalents in a manner permitted hereunder), (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) with respect to any Subsidiary of the Company, any Disqualified Equity Interests of such Person and (m) all Net Mark-to-Market Exposure of such Person under all Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
          “Indemnitee” has the meaning set forth in Section 11.03(b).
          “Information Memorandum” means the Confidential Information Memorandum dated August 2006 relating to the Company and the Transactions.

          “Initial Subsidiary Guarantor” means each Domestic Subsidiary of the Company listed on Schedule 1.01(b).
          “Intellectual Property Security Agreements” means each of intellectual property security documents executed on the Effective Date by the Loan Parties in favor of the Administrative Agent and such other intellectual property security documents as the Company or any other Loan Party may from time to time make in favor of the Administrative Agent.
          “Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 31, 2002, among the Administrative Agent, IBM Credit Corporation, Hewlett Packard Corporation and JPMorgan Chase Bank, National Association, as Agent for the “Securitization Parties” identified therein, and as acknowledged by the Company and certain of its Affiliates.
          “Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.07.
          “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan (other than a Swingline Loan), the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
          “Interest Period” means (a) with respect to any Eurocurrency Borrowing (other than a European Tranche Swingline Loan), the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect and (b) with respect to any European Tranche Swingline Loan, the period commencing on the date of such Loan and ending on the date one, seven or fourteen days thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to any Eurocurrency Borrowing other than a European Tranche Swingline Loan, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing (other than a European Tranche Swingline Loan) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Issuing Bank” means JPMorgan Chase Bank, National Association in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more

Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any US Tranche Revolving Lender at any time shall be its US Tranche Revolving Percentage of the total LC Exposure at such time.
          “Lead Arranger” means J.P. Morgan Securities Inc., in its capacity as sole lead arranger and sole bookrunner.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “LIBO Rate” means, with respect to any Eurocurrency Borrowing other than in Euro under any Tranche for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the Applicable Interbank Market by JPMorgan Chase Bank, National Association at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
          “Loan Documents” means this Agreement, the Subsidiary Guarantee Agreement, the Collateral Documents, the Intercreditor Agreement, each promissory note delivered pursuant to this Agreement and each other agreement, instrument, certificate or other document executed in connection with any of the foregoing.
          “Loan Parties” means the Borrowers and the Subsidiary Guarantors.

          “Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
          “Local Time” means (a) with respect to a Loan, Borrowing or Letter of Credit extended or issued to the Company under the US Tranche, New York City time, and (b) with respect to any other Loan or Borrowing, London time.
          “London Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in London are authorized or required by law to remain closed.
          “Mandatory Cost” is described in Schedule 1.01(a).
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Agents and the Lenders hereunder and thereunder.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of any Borrower or any Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Material Subsidiary” means any direct or indirect Domestic Subsidiary of the Company or any direct Foreign Subsidiary of the Company or any Subsidiary Guarantor, in each case set forth on Schedule 3.16 or designated as a Material Subsidiary in a Compliance Certificate delivered by the Company pursuant to this Agreement.
          “Maturity Date” means September 7, 2011.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Company or any of its ERISA Affiliates may have any liability, contingent or otherwise.
          “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).
          “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds

(including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket fees, expenses and commissions paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
          “Obligations” means the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Company under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers and the Subsidiary Guarantors under this Agreement and the other Loan Documents
          “Off-Balance Sheet Liability” of a Person means, without duplication, (a) any Attributable Receivables Indebtedness of such Person, (b) any Attributable Debt of such Person under Sale and Lease Back Transactions and (c) the principal component of (i) any repurchase obligation or liability of such Person with respect to Receivables or notes receivable sold by such Person, (ii) any liability under any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (iii) all Operating Leases.
          “Operating Lease” of a Person means any lease of an asset (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant” has the meaning set forth in Section 11.04.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisition” means (a) subject to the satisfaction of the terms and conditions in Section 4.01, the Spectrum Acquisition, and (b) any other acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of all or substantially all the assets of, or more than fifty percent (50%) of the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (i) no Default has occurred and is continuing or would arise after giving effect thereto, (ii) such Person or division or line of business is engaged in a type of business that complies with the requirements of the last sentence of Section 6.03, (iii) the Total Leverage Ratio of the Company shall not exceed 2.00 to 1.00 and the Fixed Charge Coverage Ratio shall not be less than 1.25 to 1.00, in each case determined on a pro forma basis reasonably acceptable to the Administrative Agent after giving effect to such acquisition, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (iv) the Company shall have delivered a Compliance Certificate not less than fifteen (15) days (or such shorter period as the Administrative Agent shall agree) prior to the consummation of such acquisition demonstrating compliance with the foregoing clause (iii) and setting forth the Material Subsidiaries after giving effect to such acquisition.
          “Permitted Encumbrances” means:
          (a) Liens for taxes that are not yet due or are being contested in compliance with Section 5.04;
          (b) carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;
          (d) Liens securing the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
          (f) easements, zoning restrictions, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
          (g) Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;
          (h) deposits securing liability to insurance carriers under insurance or self-insurance arrangements; and
          (i) Liens created under the Collateral Documents.
          “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, any member state of the European Union (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such member state), in each case maturing within one year from the date of acquisition thereof;
     (c) investments in commercial paper maturing within one year from the date of acquisition thereof and rated, at such date of acquisition, at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally;
     (d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

     (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, and (ii) are rated AAA by S&P or Aaa by Moody’s;
     (g) in the case of any Foreign Subsidiary, high quality, short-term liquid Investments made by such Foreign Subsidiary in the ordinary course of managing its surplus cash position in investments in any OECD country of similar quality as those described in clauses (a) through (f) above; and
     (h) demand deposit accounts maintained in the ordinary course of business.
          “Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.
          “Permitted Receivables Facility Assets” means (a) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (b) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.
          “Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements (in the case of material documents and agreements) shall be in form and substance reasonably satisfactory to the Administrative Agent in all material respects, in each case as such documents and agreements may be amended, restated, amended and restated, modified, supplemented, refinanced or replaced from time to time so long as (a) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, and (b) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material way to the interests of the Lenders. The Administrative Agent and the Lenders hereby acknowledge that all Permitted Receivables Facility Documents in effect on the Effective Date with respect to the Permitted Receivables Facility to which Insight Receivables, LLC is a party are satisfactory in form.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledge Agreements” means (i) the Company Pledge Agreement, (ii) the Subsidiary Pledge Agreement and (iii) such other pledge agreements as may from time to time be made by the Company or any other Loan Party in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations.
          “Prepayment Event” means:
     (a) any sale, transfer or other disposition of any property or asset of the Company or any Subsidiary described in Section 6.03(i) or (k) which yields Net Proceeds to any Loan Party in excess of $1,000,000;
     (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary which yields Net Proceeds to any Loan Party in an amount equal to or greater than $1,000,000;
     (c) the issuance by the Company of any Equity Interests, or the receipt by the Company of any capital contribution (other than any issuance or sale of any Equity Interests of the Company as a result of the exercise of any options for such Equity Interests by any officer or other management employee of the Company or any of its Subsidiaries); or
     (d) the incurrence by the Company or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 11.02.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective, and such prime rate need not be the lowest interest rate charged by JPMorgan Chase Bank, National Association in respect of loans or other extensions of credit.

          “Qualified Equity Interests” means any Equity Interests that do not constitute Disqualified Equity Interests.
          “Quotation Day” means, in relation to any period for which an interest rate is to be determined:
          (a) if the currency is in Euro, two TARGET Days and two London Business Days (to the extent the two are not the same) before the first day of that period; or
          (b) for US Dollars or any Alternative Currency other than Euro, two Business Days before the first day of that period, unless market practice differs in the Applicable Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Applicable Agent in accordance with market practice in the Applicable Interbank Market (and if quotations would normally be given by leading banks in the Applicable Interbank Market on more than one day, the Quotation Day will be the last of those days).
          “Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).
          “Receivables Entity” means a wholly-owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Except with respect to Insight Receivables, LLC, an Illinois limited liability company, which is hereby designated as a Receivables Entity, any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that such designation complied with the foregoing conditions.

          “Receivables Sellers” means the Company and its Subsidiaries (other than the Receivables Entity, Spectrum and any Subsidiary of Spectrum) that are from time to time party to the Permitted Receivables Facility Documents.
          “Register” has the meaning set forth in Section 11.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.
          “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding principal amount of US Tranche Term Loans and unused Commitments representing greater than 50% of the sum of the total Revolving Credit Exposures, aggregate outstanding principal amount of US Tranche Term Loans and unused Commitments at such time.
          “Reserve Account” has the meaning set forth in Section 9.02.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interest in the Company or any Subsidiary thereof.
          “Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans or European Tranche Revolving Loans.
          “Revolving Commitments” means the US Tranche Revolving Commitments and the European Tranche Commitments.
          “Revolving Credit Exposure” means a US Tranche Revolving Exposure or a European Tranche Exposure.
          “Revolving Loan” means a US Tranche Revolving Loan or a European Tranche Revolving Loan.
          “S&P” means Standard & Poor’s.
          “Sale and Leaseback Transaction” means any sale or other transfer of any asset by a Person with the intent to lease such asset as lessee.
          “Secured Obligations” means (a) the Obligations and (b) unless otherwise agreed upon in writing by the applicable Lender party thereto, the due and punctual payment and performance of all obligations of the Company or any Subsidiary, monetary or otherwise, under each Swap Agreement entered into with any counterparty that was a Lender (or an Affiliate thereof) at the time such Swap Agreement was entered into.
          “Security Agreements” means the Company Security Agreement and the Subsidiary Security Agreement.
          “Seller” means Technology Spectrum, Inc., a Delaware corporation.
          “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
          “Spectrum” means Software Spectrum, Inc., a Delaware corporation.
          “Spectrum Acquisition” means the acquisition by the Company of all of the issued and outstanding Equity Interests of Spectrum on the terms and conditions set forth in the Spectrum Acquisition Agreement.
          “Spectrum Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of July 20, 2006, among the Company, Level 3 Communications, Inc. and the Seller, as amended, restated, supplemented or otherwise modified from time to time.
          “Spectrum Material Adverse Effect” shall mean a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Spectrum and its Subsidiaries, taken as a whole; provided, however, that a Spectrum Material Adverse Effect shall not include the impact of changes in or attributable to (i) the announcement of the Spectrum Acquisition Agreement, including without limitation, any impact thereof on relationships with customers, suppliers or employees, or the performance by the Seller, the Spectrum or any Subsidiary of the Spectrum of the transactions contemplated by the Spectrum Acquisition Agreement, (ii) general economic conditions, (iii) financial or securities market conditions, (iv) GAAP or in laws or interpretations thereof by a governmental entity of competent jurisdiction, (v) any act or omission by the Seller, Spectrum or any Subsidiary of Spectrum taken with the prior written consent of the Company and the Administrative Agent, (vi) the industry in which Spectrum and its Subsidiaries operate, (vii) any adverse change or event that is cured by the Seller or Spectrum prior to the Effective Date or (viii) the implementation of Microsoft Corporation’s Enterprise Software Advisor 2.0 licensing model, except, in the cases of clauses (ii), (iii), (iv) and (vi), to the extent that such changes have a disproportionately adverse effect on Spectrum and its Subsidiaries as compared to other comparable businesses.

          “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Sterling” and “£” mean the lawful currency of the United Kingdom.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Company (after giving effect to the Spectrum Acquisition); provided, that Persons that would be required in accordance with GAAP to be consolidated with the Company, but which are not otherwise controlled by the Company shall be “Subsidiaries” hereunder solely for the purpose of making calculations under Section 6.10 hereof, but shall not be “Subsidiaries” hereunder for purposes of any representation, warranty or other covenant hereunder.
          “Subsidiary Guarantee Agreement” means the Amended and Restated Subsidiary Guaranty, dated as of the date hereof, among the Subsidiary Guarantors and the Administrative Agent, for the benefit of the Holders of Secured Obligations.
          “Subsidiary Guarantors” means each Initial Subsidiary Guarantor and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such Person.

          “Subsidiary Pledge Agreement” means that certain Amended and Restated Domestic Subsidiary Pledge Agreement, dated as of the date hereof, among the Subsidiary Guarantors and the Administrative Agent, for the benefit of the Holders of Secured Obligations
          “Subsidiary Security Agreement” means the Amended and Restated Subsidiary Security Agreement, dated as of the date hereof, among certain of the Subsidiary Guarantors and the Administrative Agent, for the benefit of the Holders of Secured Obligations.
          “Substantial Portion” means, with respect to the assets of the Company and its Subsidiaries, assets that represent more than 7.5% of the consolidated assets of the Company and its Subsidiaries or assets that are responsible for more than 7.5% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends the four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
          “Swingline Exposure” means, at any time, the sum of (a) the US Tranche Swingline Exposure and (b) the European Tranche Swingline Exposure. The Swingline Exposure of any Lender shall be the sum of (a) the US Tranche Swingline Exposure for such Lender, if any, and (b) the European Tranche Swingline Exposure for such Lender, if any, at such time.
          “Swingline Lender” means the US Tranche Swingline Lender or the European Tranche Swingline Lender, as applicable.
          “Swingline Loan” means a US Tranche Swingline Loan or a European Tranche Swingline Loan, as applicable.
          “TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.
          “TARGET Day” means any day on which TARGET is open for settlement of payments in Euro.
          “Tax Certificate” has the meaning assigned to such term in Section 2.18(a).

          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Total Leverage Ratio” means, as of the end of any fiscal quarter of the Company, the ratio of Consolidated Funded Indebtedness at such time to Adjusted Consolidated EBITDA for the four fiscal quarter period then most recently ended.
          “Tranche” means the US Tranche or the European Tranche.
          “Tranche Percentage” means, with respect to any Lender, such Lender’s US Tranche Revolving Percentage, US Tranche Term Loan Percentage or European Tranche Percentage, as applicable.
          “Transactions” means (i) the execution, delivery and performance by the Borrowers of this Agreement, the execution, delivery and performance by the Borrowers and their applicable Affiliates of all other Loan Documents, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (ii) the Spectrum Acquisition.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Applicable Interbank Rate or the Alternate Base Rate.
          “UK Borrower” means Insight Direct (UK) Ltd., a company organized under the laws of England, together with its successors and permitted assigns.
          “US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in an Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.
          “US Dollars” or “$” means the lawful money of the United States of America.
          “US Swingline Rate” means either (a) the Alternate Base Rate plus the Applicable Rate for ABR Loans or (b) a rate mutually agreed upon by the Company and JPMorgan Chase Bank, National Association.
          “US Tranche” means the US Tranche Revolving Commitments, the US Tranche Revolving Loans, the US Tranche Term Loan Commitments, the US Tranche Term Loans, the LC Exposure and the US Tranche Swingline Loans.
          “US Tranche Lender” means a US Tranche Revolving Lender or a US Tranche Term Lender.
          “US Tranche Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans.

          “US Tranche Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make US Tranche Revolving Loans and to acquire participations in Letters of Credit and US Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s US Tranche Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each Lender’s US Tranche Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its US Tranche Revolving Commitment, as applicable. The aggregate amount of the US Tranche Revolving Commitments on the date hereof is the US Dollar Equivalent of $50,000,000.
          “US Tranche Revolving Exposure” means, with respect to any US Tranche Revolving Lender at any time, the sum at such time, without duplication, of (a) such Lender’s US Tranche Revolving Percentage of the sum of the principal amounts of the outstanding US Tranche Revolving Loans, plus (b) the aggregate amount of such Lender’s LC Exposure and US Tranche Swingline Exposure at such time.
          “US Tranche Revolving Lender” means Lender with a US Tranche Revolving Commitment.
          “US Tranche Revolving Loan” means a Loan made by a US Tranche Revolving Lender pursuant to Section 2.01(a).
          “US Tranche Revolving Percentage” means, with respect to any US Tranche Revolving Lender, the percentage of the total US Tranche Revolving Commitments represented by such Lender’s US Tranche Revolving Commitment. If the US Tranche Revolving Commitments have terminated or expired, the US Tranche Revolving Percentages shall be determined based upon the US Tranche Revolving Commitments most recently in effect, giving effect to any assignments.
          “US Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all US Tranche Swingline Loans outstanding at such time. The US Tranche Swingline Exposure of any US Tranche Revolving Lender at any time shall be its US Tranche Revolving Percentage of the total US Tranche Swingline Exposure at such time.
          “US Tranche Swingline Lender” means JPMorgan Chase Bank, National Association, in its capacity as lender of US Tranche Swingline Loans hereunder.
          “US Tranche Swingline Loan” means a Loan made by the US Tranche Swingline Lender to the Company or a European Borrower pursuant to Section 2.04.
          “US Tranche Term Loan” means a Loan made by a US Tranche Term Loan Lender pursuant to Section 2.01(b), which Loan shall be denominated in US Dollars and shall constitute either a Eurocurrency Loan or an ABR Loan.
          “US Tranche Term Loan Borrowing” means a Borrowing comprised of US Tranche Term Loans.

          “US Tranche Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a US Tranche Term Loan, expressed as an amount representing the maximum aggregate amount of such Lender’s US Tranche Term Loan Exposure hereunder. The initial amount of each Lender’s US Tranche Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its US Tranche Term Loan Commitment, as applicable. The aggregate amount of the US Tranche Term Loan Commitments on the date hereof is the US Dollar Equivalent of $75,000,000. After advancing a US Tranche Term Loan, each reference to a US Tranche Term Lender’s US Tranche Term Loan Commitment shall refer to the US Tranche Term Loans held by such Lenders.
          “US Tranche Term Loan Exposure” means, with respect to any US Tranche Term Lender at any time, the sum at such time such Lender’s US Tranche Term Loan Percentage of the sum of the principal amounts of the outstanding US Tranche Term Loans.
          “US Tranche Term Loan Lender” means a Lender with a US Tranche Term Loan Commitment.
          “US Tranche Term Loan Percentage” means, with respect to any US Tranche Term Loan Lender, the percentage of the total US Tranche Term Loan Commitments represented by such Lender’s US Tranche Term Loan Commitment. After advancing a US Tranche Term Loan, each reference to a US Tranche Term Lender’s US Tranche Term Loan Percentage shall refer to the percentage of the aggregate outstanding principal amount of the US Tranche Term Loans represented by the outstanding principal amount of the US Tranche Term Loans held by such Lender.
          “Vendor Trade Programs” means those certain inventory finance transactions from time to time entered into by the Company or its Affiliates with IBM Credit Corporation or its Affiliates and Hewlett Packard Corporation or its Affiliates or any other Person reasonably acceptable to the Administrative Agent, in each case only so long as such parties are bound by and subject to the Intercreditor Agreement.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          SECTION 1.05. Foreign Currency Calculations. (a) For purposes of determining the European Tranche Exposure, the US Tranche Revolving Exposure or any other amount as a result of foreign currency exchange rate fluctuation, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Alternative Currency in which any requested or outstanding Borrowing is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Borrowings to be made or repaid and any Letters of Credit to be issued, amended, renewed, extended or terminated, to the extent practicable on or prior to the applicable date for such calculation). The amount of any LC Disbursement made by an Issuing Bank in an Alternative Currency and not reimbursed by the Company shall be determined as set forth in paragraph (e) of Section 2.05.
          (b) For purposes of any determination under Section 6.01 or 6.02 or under paragraph (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections.

ARTICLE II
The Credits
          SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each US Tranche Revolving Lender agrees to make US Tranche Revolving Loans to the Company and the European Borrowers from time to time during the Availability Period in (i) US Dollars to the Company and (ii) US Dollars or an Alternative Currency to the European Borrowers, in each case in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s US Tranche Revolving Exposure exceeding its US Tranche Revolving Commitment, or (ii) the aggregate amount of the Lenders’ US Tranche Revolving Exposures exceeding the aggregate amount of the US Tranche Revolving Commitments.
          (b) Subject to the terms and conditions set forth herein, each US Tranche Term Loan Lender agrees to make a single US Tranche Term Loan to the Company in US Dollars on the Effective Date in an aggregate principal amount equal to its US Tranche Term Loan Commitment.
          (c) Subject to the terms and conditions set forth herein, each European Tranche Lender agrees to make European Tranche Revolving Loans to (i) the European Borrowers in Alternative Currencies and (ii) the Company in US Dollars from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s European Tranche Exposure exceeding its European Tranche Commitment or (ii) the aggregate amount of the Lenders’ European Tranche Exposures exceeding the aggregate amount of the European Tranche Commitments.
          (d) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. No amount prepaid or repaid in respect of any US Tranche Term Loan may be re-borrowed.
          (e) Notwithstanding the foregoing provisions of this Section 2.01, no Loans shall be requested by, or made to, the UK Borrower under any Tranche until:
     (i) the Company, the UK Borrower, the Agents and the Lenders shall have agreed in writing to such modifications to Section 2.17, and to such further agreements and arrangements, as shall reasonably be required by such Persons (including, if appropriate, the giving of an indemnity and undertakings by each Foreign Lender to the Agents) so as to:
(A)	facilitate the making of any and all payments by the UK Borrower hereunder to a Foreign Lender free and clear of and without withholding or deduction for or on account of any United Kingdom tax; and

(B)	ensure that, if (other than as a result of the failure of a Foreign Lender to use its reasonable endeavours to cooperate with the UK Borrower in completing the procedural formalities necessary for the UK Borrower to make all payments hereunder to a Foreign

Lender free and clear of and without any deduction for United Kingdom tax) a withholding or deduction is made from such a payment, the amount of the payment due from the UK Borrower hereunder shall be increased to an amount which (after the withholding or deduction) leaves an amount equal to the payment which would have been due if no withholding or deduction for or on account of United Kingdom tax had been made, and
     (ii) Her Majesty’s Revenue and Customs (“HMRC”) shall have issued to the UK Borrower a valid direction authorizing the UK Borrower to make payments of interest hereunder to each Foreign Lender free and clear of and without withholding or deduction for or on account of any United Kingdom tax.
Each party hereto agrees to negotiate in good faith to determine and agree upon such modifications and further agreements and arrangements within a reasonable time period following the Effective Date; provided, that whether an Agent should seek the admission of a Loan to HMRC’s “Provisional Treaty Relief Scheme” shall be a matter solely for that Agent, and will be determined in the absolute discretion of that Agent.
          SECTION 2.02. Loans and Borrowings. (a) Each US Tranche Revolving Loan shall be made as part of a Borrowing consisting of US Tranche Revolving Loans made by the US Tranche Revolving Lenders ratably in accordance with their respective US Tranche Revolving Commitments. Each US Tranche Term Loan shall be made as part of the same one-time Borrowing consisting of US Tranche Term Loans made by the US Tranche Term Loan Lenders on the Effective Date ratably in accordance with their respective US Tranche Term Loan Commitments. Each European Tranche Revolving Loan shall be made as part of a Borrowing consisting of European Tranche Revolving Loans made by the European Tranche Lenders ratably in accordance with their respective European Tranche Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.
          (b) Subject to Section 2.14,
     (i) each US Tranche Revolving Borrowing shall be comprised entirely of Eurocurrency Loans or, solely with respect to US Tranche Revolving Borrowings made in US Dollars to the Company, ABR Loans, in each case as the Company or a European Borrower may request in accordance herewith; provided that all US Tranche Revolving Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.07;
     (ii) each US Tranche Term Loan Borrowing shall be comprised entirely of Eurocurrency Loans or ABR Loans, in each case as the Company may request in accordance herewith; provided that the US Tranche Term Loan Borrowing made on the Effective Date must be made as an ABR Borrowing but may be converted into one or more Eurodollar Borrowings in accordance with Section 2.07;

     (iii) each European Tranche Revolving Borrowing shall be comprised entirely of Eurocurrency Loans;
     (iv) each US Tranche Swingline Loan shall bear interest by reference to the US Swingline Rate; and
     (v) each European Tranche Swingline Loan shall bear interest by reference to the European Tranche Swingline Rate.
Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16, 2.17 and 2.19 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) Each Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Borrowing to the Company in US Dollars under the US Tranche Revolving Commitments may be made in an aggregate amount that is equal to the aggregate available US Tranche Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided, that (i) there shall not at any time be more than a total of 8 US Tranche Eurocurrency Revolving Borrowings outstanding, (ii) there shall not at any time be more than a total of 8 European Tranche Eurocurrency Revolving Borrowings outstanding and (iii) there shall not at any time be more than a total of 8 US Tranche Term Loan Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.03. Requests for Revolving Borrowings.
          (a) To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and the Administrative Agent, if the Applicable Agent is not the Administrative Agent) of such request by telephone:
     (i) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing, and
     (ii) in the case of an ABR Borrowing in respect of a US Tranche Revolving Loan made in US Dollars to the Company, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing.
Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed by 2:00 p.m. (Local Time) on the same Business Day by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
          1. The Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);
          2. Whether the requested Borrowing is to be a US Tranche Revolving Borrowing or a European Tranche Revolving Borrowing;
          3. The currency and aggregate principal amount of the requested Borrowing;
          4. The date of the requested Borrowing, which shall be a Business Day;
          5. The Type of the requested Borrowing;
          6. In the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
          7. The location and number of the relevant account(s) to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
          (b) If no election as to the Type of Borrowing is specified, then the requested Revolving Borrowing shall be (i) in the case of a Borrowing under the US Tranche in US Dollars by the Company, an ABR Borrowing, and (ii) in the case of a Borrowing under the European Tranche, or the US Tranche by a European Borrower, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Revolving Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Revolving Borrowing.
          SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the US Tranche Swingline Lender agrees to make US Tranche Swingline Loans in US Dollars to the Company or a European Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding US Tranche Swingline Loans exceeding $15,000,000 or (ii) the total US Tranche Revolving Exposures exceeding the total US Tranche Revolving Commitments; provided that the US Tranche Swingline Lender shall not be required to make a US Tranche Swingline Loan to refinance an outstanding US Tranche Swingline Loan. Subject to the terms and conditions set forth herein, the European Tranche Swingline Lender agrees to make European Tranche Swingline Loans in an Alternative Currency to a European Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the US Dollar Equivalent of the aggregate principal amount of outstanding European Tranche Swingline Loans exceeding the US Dollar Equivalent of $5,000,000 or (ii) the total European Tranche Exposures exceeding the total European Tranche

Commitments; provided that the European Tranche Swingline Lender shall not be required to make a European Tranche Swingline Loan to refinance an outstanding European Tranche Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the applicable Borrower shall notify the Applicable Agent of such request by telephone (confirmed by telecopy), not later than (x) 1:00 p.m., New York city time, for a Swingline Loan administered by the Administrative Agent and (y) 10:00 a.m. London time with respect to a Swingline Loan administered by the European Agent, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable, shall be deemed to certify that all conditions for a Borrowing set forth in this Agreement have been satisfied, and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan, the Tranche under which the requested Swingline Loan will be borrowed and, in the case of a European Tranche Swingline Loan, the Interest Period to be applicable thereto (which shall be a period contemplated by the definition of the term “Interest Period”). The Applicable Agent will promptly advise the applicable Swingline Lender of any such notice received from such Borrower. The applicable Swingline Lender shall, subject to the terms and condition of this Agreement, make each Swingline Loan available to the applicable Borrower (which may vary based upon the Tranche under which such Swingline Loan is made) by depositing the same, in immediately available funds, to an account of such Borrower designated by such Borrower or the Company on behalf of such Borrower with the Administrative Agent or the European Agent, as applicable, or, solely with respect to those Swingline Loans administered by the Administrative Agent, by wire transfer to an account specified by such Borrower in the applicable borrowing request (or, in the case of a US Tranche Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.
          (c) A Swingline Lender may by written notice given to the Applicable Agent not later than 1:00 p.m., Local Time, on any Business Day require the Lenders under a Tranche to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding under such Tranche; provided, that no US Tranche Term Loan Lender (in its capacity as such) shall be required to participate in any Swingline Loans. Such notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate. Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Tranche Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent, for the account of the applicable Swingline Lender, such Lender’s Tranche Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the

Applicable Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Applicable Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to such Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by such Agent shall be promptly remitted by such Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to such Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.
          SECTION 2.05. Letters of Credit. (a) General; Existing Letters of Credit. Subject to the terms and conditions set forth herein, the Company may request the issuance, for its own account and for the benefit of the Company or any Subsidiary of the Company, as applicable, of Letters of Credit denominated in US Dollars, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Schedule 2.05 sets forth a list of existing letters of credit outstanding as of the Effective Date (the “Existing Letters of Credit”) issued by the Issuing Bank for the account of the Company or a Subsidiary thereof. On and after the Effective Date, the Existing Letters of Credit shall constitute Letters of Credit deemed to have been issued under this Agreement.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the US Tranche Revolving Exposure shall not exceed the total US Tranche Revolving Commitments and (ii) the aggregate face amount of all outstanding Letters of Credit shall not exceed $25,000,000.

          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the US Tranche Revolving Lenders, the Issuing Bank hereby grants to each US Tranche Revolving Lender, and each such US Tranche Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s US Tranche Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each US Tranche Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such US Tranche Revolving Lender’s US Tranche Revolving Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each US Tranche Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the next Business Day following the date that such LC Disbursement is made; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR US Tranche Revolving Borrowing or US Tranche Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR US Tranche Revolving Borrowing or US Tranche Swingline Loan, as the case may be. If the Company fails to make such payment when due, then the Administrative Agent shall notify each US Tranche Revolving Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such US Tranche Revolving Lender’s US Tranche Revolving Percentage thereof. Promptly following receipt of such notice, each US Tranche Revolving Lender shall pay to the Administrative Agent its US Tranche Revolving Percentage of the payment then due from the Company in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank in US Dollars the amounts so received by it from such Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that US Tranche Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a US Tranche Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR US Tranche Revolving Loans or US Tranche Swingline Loans, as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Agents, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the US Tranche Revolving Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR US Tranche Revolving Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any US Tranche Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of an Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in US Dollars in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) under Article VII. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(d). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied to satisfy other Secured Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.
          SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated for such purpose for Loans of such Class and currency by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Applicable Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, (A) to an account of such Borrower maintained by the Applicable Agent (i) in New York City, in the case of US Tranche Loans denominated in US Dollars and made to the Company, (ii) in London or Frankfurt in the case of Loans under the US Tranche made to a European Borrower, (iii) in London or Frankfurt in the case of Loans under the European Tranche made to a European Borrower or (iv) in London or New York City in the case of Loans in US Dollars under the European Tranche made to the Company or (B) by wire transfer to another account or accounts specified by such Borrower in the applicable Borrowing Request; provided that ABR US Tranche Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          (b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided, that each Borrowing under the US Tranche made on the Effective Date shall initially be an ABR Borrowing. Thereafter, the relevant Borrower may elect to convert such Borrowing (other than a Swingline Loan) to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Applicable Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) the Type of the resulting Borrowing; and
     (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest

Period, such Borrowing shall (i) in the case of a Eurocurrency Borrowing denominated in US Dollars and made to the Company under the US Tranche, be converted to an ABR Borrowing, and (ii) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing borrowed by the Company may be converted to or continued at the end of the then current Interest Period as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall (A) in the case of such a Borrowing by the Company in US Dollars under the US Tranche, be converted into an ABR Borrowing at the end of the Interest Period applicable thereto, and (B) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.
          SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the US Tranche Revolving Commitments and the European Tranche Commitments shall terminate on the Maturity Date and (ii) the US Tranche Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date.
          (b) The Company may at any time terminate, or from time to time reduce, the Revolving Commitments of the US Tranche or the European Tranche; provided that (i) each reduction of the Commitments of the applicable Tranche shall be in an amount that is an integral multiple of the Borrowing Multiple for a Borrowing denominated in US Dollars and not less than the Borrowing Minimum for a Borrowing denominated in US Dollars, (ii) the Company shall not terminate or reduce the US Tranche Revolving Commitments if, after giving effect to any concurrent prepayment of the US Tranche Revolving Loans in accordance with Section 2.11, the aggregate US Tranche Revolving Exposures would exceed the aggregate US Tranche Revolving Commitments, and (iii) the Company shall not terminate or reduce the European Tranche Commitments if, after giving effect to any concurrent prepayment of the European Tranche Revolving Loans in accordance with Section 2.11, the aggregate European Tranche Exposures would exceed the aggregate European Tranche Commitments.
          (c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.
          SECTION 2.09. Increase in Commitments.

          (a) Anything in this Agreement to the contrary notwithstanding, at any time and from time to time prior to the Maturity Date, the Company may, by written notice to the Administrative Agent (which the Administrative Agent shall promptly furnish to each Lender in the applicable Tranche), request that one or more Persons (which may include any Lender, as provided below) offer to increase their Commitments under any Tranche (if they are Lenders) or to make additional Commitments under any Tranche (if they are not already Lenders) (such increased and/or additional Commitments being, in the case of any Tranche, a “Tranche Increase”) under this paragraph (a), it being understood that if such offer is to be made by a Person that is not already a Lender, the Administrative Agent shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 11.04(b) in the event of an assignment to such Person (such consent not to be unreasonably withheld). The minimum aggregate amount of any Tranche Increase shall be $10,000,000 in the case of the US Tranche and $5,000,000 in the case of the European Tranche. In no event shall the aggregate amount of all Tranche Increases pursuant to this paragraph (a) exceed $37,500,000. No more than two Tranche Increases shall be made during the term of this Agreement. The Company may arrange for one or more banks or other financial institutions, which may include any Lender, to extend applicable Commitments or increase their existing applicable Commitments in an aggregate amount equal to the amount of the Tranche Increase. In the event that one or more of such Persons offer to increase or enter into such Commitments, and such Persons, the Company, any other applicable Borrower and the Administrative Agent agree as to the amount of such Commitments to be allocated to the respective Persons making such offers and the fees (if any) to be payable by the Company in connection therewith, the Company, any other applicable Borrower, such Persons, the Administrative Agent and any other Applicable Agent shall execute and deliver an appropriate amendment to this Agreement (or other appropriate documentation reasonably acceptable to the Administrative Agent and the Company to effectuate the Tranche Increase), which amendment or other documentation shall specify, among other things, the procedures for reallocating any outstanding Revolving Credit Exposure under the Tranche that is subject to the Tranche Increase effected by such amendment or other documentation and the Company shall deliver such authorization documentation and opinions of counsel as the Administrative Agent shall reasonably request; provided, that no consent of any Lender not participating in such Tranche Increase shall be required. Notwithstanding anything to the contrary set forth herein, the Agents shall have at least 15 Business Days, but no more than 20 Business Days, prior to the proposed effective date for such Tranche Increase to obtain administrative details from Lenders increasing their Commitments or Persons becoming new Lenders hereunder and to otherwise administer such Tranche Increase, including processing Borrowing Requests and determining whether breakage amounts, if any, will be required to be paid by the Borrowers. No such increase shall be effective until such administration period has expired.
          (b) Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or addition of a new Lender shall become effective under this Section if any Default or Event of Default has occurred and is continuing prior to the effectiveness of any such increase or would arise after giving effect thereto.
          SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) (i) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Borrowing of such Borrower no later than the Maturity Date; (ii) the Company hereby unconditionally promises to pay to each US Tranche Swingline Lender the then unpaid principal amount of each US Tranche Swingline Loan made by the US Tranche Swingline Lender on the earlier of the Maturity Date and the first date after such US Tranche Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such US Tranche Swingline Loan is made, provided that on each date that a US Tranche Revolving Borrowing is made, the Company shall repay all US Tranche Swingline Loans then outstanding and (iii) each European Borrower unconditionally promises to pay to the European Tranche Swingline Lender the then unpaid principal amount of each European Tranche Swingline Loan to such European Borrower on the last day of the Interest Period applicable thereto; provided, that so long as the conditions for a Borrowing have been satisfied, a Borrower may use Revolving Borrowing proceeds to repay a Swingline Loan. Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency of such Loan.
          (b) Subject to adjustment as described below and the full repayment thereof on the Maturity Date, the Company shall repay the US Tranche Term Loans in (i) nineteen (19) consecutive equal quarterly installments of $3,750,000, payable on the last Business Day of each fiscal quarter of the Company, commencing December 29, 2006 and (ii) a final installment equal to the remaining aggregate outstanding balance of the US Tranche Term Loans payable on the Maturity Date. Prepayment of a US Tranche Term Loan Borrowing shall be applied to reduce the scheduled repayments of the US Tranche Term Loan Borrowings to be made pursuant to this Section on a pro rata basis. Each repayment of a US Tranche Term Loan Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of US Tranche Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.
          (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
          (f) Any US Tranche Lender may request through the Administrative Agent that Loans made by it under the US Tranche to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such US Tranche Lender a promissory note payable to the order of such US Tranche Lender (or, if requested by such US Tranche Lender, to such US Tranche Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). Loans made under the European Tranche shall be evidenced solely as described in paragraphs (c) and (d) of this Section, and no promissory notes shall be issued by any Borrower in respect of any such Loans.
          SECTION 2.11. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (f) of this Section.
          (b) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any of its Subsidiaries in respect of any Prepayment Event, the Company shall, promptly (and in any event within three Business Days) after such Net Proceeds are received, prepay the US Tranche Term Loans as set forth in Section 2.11(c) below in an aggregate amount equal to (x) in the case of a prepayment event described in clause (c) of the definition of the term “Prepayment Event”, 50% of such Net Proceeds and (y) in the case of all other Prepayment Events, 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Company shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Company or its relevant Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other assets (excluding inventory in the ordinary course of business) to be used in the business of the Company and/or its Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided, further, that to the extent of any such Net Proceeds therefrom have not been so applied by the end of such 180 day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.
          (c) All such amounts prepaid pursuant to Section 2.11(b) shall be applied to prepay the US Tranche Term Loans (to be applied to installments of the US Tranche Term Loans on a pro rata basis).
          (d) In the event and on such occasion that (i) the sum of the US Tranche Revolving Exposures exceeds the total US Tranche Revolving Commitments, or (ii) the sum of the European Tranche Exposures exceeds the total European Tranche Commitments, the Borrowers under the applicable Tranche shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding under the US Tranche, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)), in an aggregate amount equal to such excess; provided that if such excess arises solely as a result of currency rate fluctuations and such excess under any Tranche is not greater than 5% of the total Commitments under such Tranche, such prepayment or deposit, as the case may be, shall not be required.

          (e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.
          (f) The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of such prepayment, and (ii) in the case of an ABR Borrowing or a Swingline Loan, not later than 12:00 noon, Local Time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16. Prepayments of US Tranche Term Loans shall be subject to the requirements of Section 2.10(b).
          SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent, for the account of each US Tranche Revolving Lender, a commitment fee which shall accrue at the Applicable Rate on the daily unused portion of the US Tranche Revolving Commitment of such US Tranche Revolving Lender during the period from and including the Effective Date to but excluding the date on which such US Tranche Revolving Commitment terminates. The European Borrowers agree to pay to the European Agent for the account of each European Tranche Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused portion of the European Tranche Commitment of such European Tranche Lender during the period from and including the Effective Date to but excluding the date on which such European Tranche Commitment terminates. The Company shall pay any commitment fee described hereunder that is not paid by any other Borrower when due. Any payment required to be made pursuant to this paragraph (a) by the Company to the European Agent shall be made to the Administrative Agent, as a sub-agent for the European Agent, as applicable, in New York, New York for the account of the applicable Lenders. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.
          (b) The Company agrees to pay (i) to the Administrative Agent for the account of each US Tranche Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s US Tranche Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which fee shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to Letters of Credit issued by the Issuing Bank, during the period from and including the Effective Date to but excluding the later of the date of termination of the US Tranche Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the US Tranche Revolving Commitments terminate and any such fees accruing after the date on which the US Tranche Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand (accompanied by reasonable back-up documentation therefor). All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent. The Company and the Borrowers jointly and severally agree to pay to the European Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the European Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Applicable Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (other than each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate. US Tranche Swingline Loans shall bear interest at a rate per annum equal to the US Swingline Rate. European Tranche Swingline Loans shall bear interest at a rate per annum equal to the European Tranche Swingline Rate plus the Applicable Rate for Eurocurrency Revolving Loans plus the Mandatory Cost.
          (b) The Loans comprising each Eurocurrency Borrowing by the Company under the US Tranche shall bear interest at the Applicable Interbank Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. The Loans comprising each Eurocurrency Borrowing by a European Borrower under the US Tranche or by the Company or a European Borrower under the European Tranche shall bear interest at the Applicable Interbank Rate for the Interest Period then in effect for such Borrowing plus the Applicable Rate plus the Mandatory Cost.

          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) Subject to Section 2.13(f), all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest accruing upon Obligations denominated in Sterling shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and the Applicable Interbank Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.
          (f) The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
          (g) Notwithstanding any other provision of this Agreement, if and to the extent that the laws of Germany, the United Kingdom or any other jurisdiction in which a Borrower is organized or from which Loans are made are applicable to interest payable under this Agreement, no interest on the credit advanced will be payable in excess of that permitted by such laws.
          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing in any currency:
          (a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Applicable Interbank Rate for such Interest Period; or
          (b) the Applicable Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the Applicable Interbank Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Applicable Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in such currency shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is a Eurocurrency Borrowing by the Company under the US Tranche, as an ABR Borrowing, or (B) if such Borrowing is a Eurocurrency Borrowing by the Company or a European Borrower under the European Tranche, or a Borrowing by a European Borrower under the US Tranche, as a Borrowing bearing interest at such rate as the European Agent shall determine, after consultation with the Lenders, adequately reflects the costs to the applicable Lenders of making or maintaining their Loans, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, unless the applicable Borrower notifies the Applicable Agent in writing prior to the date on which such Borrowing is requested to be made that it wishes to revoke such Borrowing Request, (A) if such Borrowing is a Eurocurrency Borrowing by the Company under the US Tranche, such Borrowing shall be made as an ABR Borrowing, and (B) if such Borrowing is a Eurocurrency Borrowing by the Company or a European Borrower under the European Tranche, or a Borrowing by a European Borrower under the US Tranche, such Borrowing shall be made as a Borrowing bearing interest at such rate as the European Agent shall determine adequately reflects the costs to the applicable Lenders of making or maintaining their Loans, plus the Applicable Rate for Eurocurrency Loans plus the Mandatory Cost.
          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Applicable Interbank Rate) or Issuing Bank; or
     (ii) impose on any Lender or Issuing Bank or the Applicable Interbank Markets any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein, including, without limitation, any change under applicable law or regulation governing the issuance and maintenance of EU Lending Passports;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the other Borrowers to pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company and the other Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
This Section 2.15 shall not apply to increased costs relating to Taxes, which shall be governed exclusively by Section 2.17.
          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.21 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Applicable Interbank Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Applicable Interbank Market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof; provided that the Company and the other Borrowers shall not be required to compensate a Lender pursuant to this Section for any amounts under this Section 2.16 incurred more than 180 days prior to the date that such Lender notifies the Company of such amount and of such Lender’s intention to claim compensation therefor.
          SECTION 2.17. Taxes.
          (a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent, the applicable Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, each Borrower shall pay any Other Taxes related to such Borrower to the relevant Governmental Authority in accordance with applicable law.
          (c) The relevant Borrower shall indemnify each Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, which demand shall be accompanied by documentation reasonably satisfactory to establish the nature of the amounts for which demand is being made, and the fact and amount of the payment thereof, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment (to the extent available), a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower under a Tranche in which such Lender participates is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and at the time or times reasonably requested by such Borrower, any such properly completed and executed documentation prescribed by applicable law and reasonably requested by such Borrower as may permit such payments to be made without withholding or at a reduced rate of withholding tax.
          (f) (i) Each Lender, on the date it becomes a Lender hereunder, will designate lending offices for the Loans to be made by it (a “Facility Office”) such that, on such date, it (directly or through any Borrower) will not be liable for (i) in the case of a US Tranche Lender, any withholding tax that is imposed by the United States of America, Germany or the United Kingdom (or any political subdivision thereof) on payments by the Company or a European Borrower from an office within such jurisdiction or (ii) in the case of a European Tranche Lender, any withholding tax that is imposed by Germany, the United Kingdom or the United States of America (or any political subdivision thereof) on payments by a European Borrower or the Company from an office within such jurisdiction. If any Lender does not comply with this Section 2.17(e) or (f), the relevant Borrower shall have no obligation to indemnify such Lender, or any relevant Agent or Issuing Bank for the account of such Lender, under this Section 2.17, provided, however, that such Borrower shall not be relieved of the foregoing indemnity obligation if a liability under this Section results solely from the occurrence of the CAM Exchange.
       (ii) Notwithstanding anything in Section 2.17(f)(i) to the contrary, if a Lender becomes a European Tranche Lender or a U.S. Tranche Lender solely due to the occurrence of the CAM Exchange, such Lender shall use commercially reasonable efforts to designate a Facility Office to acquire Loans pursuant to the CAM Exchange and to receive payments on such Loans such that payments from the relevant Borrower to such Facility Office with respect to such Loans shall qualify for the lowest rate of withholding taxes available to such Lender in respect of payments made by such Borrower to any Facility Office of such Lender on the date such Lender acquires such Loans. Such Lender shall furnish such information as is described in Section 2.17(e) to qualify for such lowest rate of withholding. If such Lender is unable to qualify for a complete exemption from withholding tax with respect to payments made by such Borrower to such Facility Office with respect to such Loans, any withholding tax to which such Lender is subject with respect to payments made by such Borrower to such Facility Office, taking into account such qualification for such reduced rate of withholding, shall not constitute Excluded Taxes with respect to such Lender with respect to such Loan.
          (g) In cases in which a Borrower makes a payment under this Agreement to the Administrative Agent with knowledge that the Administrative Agent is acting as an agent for a foreign person, such Borrower will not treat such payment as being made to a U.S. person for purposes of Treas. Reg. § 1.1441-1(b)(2)(ii) (or a successor provision) without the express written consent of the Administrative Agent.
          (h) If the Administrative Agent or a Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, and only to the extent that the amount of such refund is both reasonably identifiable and quantifiable by such Lender without imposing on such Lender an unacceptable administrative burden); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.
          SECTION 2.18. German Tax Certificate.
          (a) The German Borrower may request in writing, at its cost and expense (including the reasonable fees, charges and disbursements of the legal or tax counsel or advisers of the Agents and the Lenders), once:
     (i) after the execution of this Agreement; and
     (ii) after each amendment of, or other change to, this Agreement or any other Loan Document (but in the case of this clauses (ii) no more than once in any calendar year)
a confirmation in English from the Agents and/or the Lenders (the “Tax Certificate”) substantially in the form of the Decree dated 16 March 2006 (IV B 7 – S 2742a – 6/06) to Section 8a of the German Corporate Income Tax Act (Körperschaftssteuergesetz).
          (b) Any such request under clause (a) above shall be submitted by the German Borrower to the Agents and/or the Lenders with a draft complete Tax Certificate and shall expressly confirm that the draft Tax Certificate is accurate and that the Agents and the Lenders are released from any applicable confidentiality obligations and that no liability for the Agents or the Lenders shall arise out of giving such Tax Certificate.
          (c) The German Borrower shall forward to the Agent and the Lenders (through the Administrative Agent) such information which may be requested by the Agents and the Lenders to enable the Agents and/or the Lenders to issue the Tax Certificate.

          (d) The Tax Certificate shall only include factual and not legal statements (unless otherwise determined by the relevant Agent or Lender in its absolute discretion) which shall be issued by the Agents and/or the Lenders according to the Decree dated 16 March 2006 (IV B 7 – S 2742a – 6/06) to Section 8a of the German Corporate Income Tax Act (Körperschaftssteuergesetz).
          (e) In no event shall any Lender or any Agent be liable to any Borrower or any other party for any damages, costs, expenses, fines, late payment surcharges, interest, losses, liabilities or other amounts which are incurred, suffered from or caused by such Tax Certificate or statements made therein or omission of any statement in such Tax Certificate or any incompleteness or inaccuracy of such Tax Certificate.
          (f) The German Borrower and the Company hereby agree to indemnify each Agent and each Lender with respect to any potential claims, damages, costs, expenses, fines, late payment surcharges, interest, losses, liabilities or other amounts that might be made against such Agent or Lender with respect to a Tax Certificate issued by it, and the German Borrower and the Company shall be jointly and severally liable to each Agent and each Lender in respect of such indemnification.
          (g) The Tax Certificate shall not contain any statements that the Agents or the Lenders are not permitted to issue by law or regulation of the jurisdiction the applicable Agent or Lender is subject to.
          (h) The German Borrower acknowledges that an Agent or a Lender may only confirm as requested if and to the extent any relevant Person has released such Agent or Lender from its general obligation to maintain confidentiality with such relevant Person. For the purposes of this Section 2.18 only, each Borrower hereby releases each Agent and each Lender from all confidentiality obligations.
          (i) The Agents and the Lenders agree to issue the Tax Certificate (unless prohibited by law or regulation of the jurisdiction the applicable Agent or Lender is subject to) within thirty (30) Business Days after receipt of the relevant written request (accompanied with the duly prepared draft of the Tax Certificate) from the German Borrower provided that they determine to the best of their knowledge and belief that the factual information provided by the German Borrower is true, correct and complete, and in the view of the applicable Agent or Lender (acting in good faith), not misleading in any way and enables such Agent or Lender to confirm as provided for above.
          (j) Any costs and expenses reasonably incurred by any Agent or any Lender in connection with the provisions of the Tax Certificate will be for the account of the German Borrower.
          (k) The German Borrower confirms to each Agent and each Lender that:
     (i) the Agents and/or the Lenders issue the respective Tax Certificate exclusively at the request of the German Borrower and solely for providing information to the German tax authorities regarding the absence or, if in existence, the broad nature of any back-to-back-financing pursuant to the Decree dated 16 March 2006 (IV B 7 – S 2742a – 6/06) to Section 8a of the German Corporate Income Tax Act (Körperschaftssteuergesetz) with respect to the Loan Documents;
     (ii) the Agents and the Lenders are not responsible for examining the tax position of the German Borrower or any other Loan Party or for achieving any certain tax treatment of the Germany Borrower or any other Loan Party; and
     (iii) any confirmation given to the German Borrower may not be relied upon by the German Borrower or any other Borrower save only that it may be delivered to the competent tax authorities for the reasons given in this Section 2.18 only and as such, neither the German Borrower or any other Loan Party may raise any claims against an Agent or a Lender based on, or in connection with, a (correct or incorrect) Tax Certificate.
          (l) The execution of the Tax Certificate shall only be descriptive by nature and shall not amend any Loan Document or waive any rights any Agent or any Lender may have thereunder.
          (m) The parties hereto agree that no Agent or Lender is providing any legal, financial and/or tax advice to any other party hereto with respect to this Agreement, in particular with respect to the application of Section 8a German Corporate Income Tax Act (Körperschaftssteuergesetz) and the interpretation of the Decrees listed in this Section 2.18, and that it is the responsibility of each party hereto, in particular the German Borrower, to make any legal, financial and/or tax investigation it thinks appropriate to make and to consult its own legal, financial and tax advisors.
          SECTION 2.19. EU Lending Passport; Local Branch Availability. In order to extend Loans and other financial accommodations under the European Tranche and remain in compliance with all applicable laws and regulations (including, without limitation, the laws of Germany and each other jurisdiction in which a Borrower with availability under the European Tranche is organized), each Lender with a European Tranche Commitment shall either (x) obtain and hold an EU Lending Passport for so long as the laws and regulations governing members of the European Union provide for EU Lending Passports and/or (y) otherwise have the ability to fund a Borrowing and satisfy its duties and obligations under the European Tranche in a Borrower’s jurisdiction of organization (so long as such Borrower is entitled to request extensions of credit under the European Tranche), including, without limitation, having a local branch in any such jurisdiction of organization. Each Person that becomes a Lender hereunder with a European Tranche Commitment pursuant to the assignment provisions of Section 11.04 shall certify in its Assignment and Assumption that it possesses an EU Lending Passport and/or satisfies the requirements of the foregoing clause (y). In the event EU Lending Passports are no longer available, including, without limitation, as a result of changes in applicable laws or regulations, or a Lender is prohibited from extending credit to a Borrower from a previously permitted jurisdiction into a previously permitted jurisdiction, or if adverse tax consequences result from such Loans or other financial accommodations remaining outstanding, then no Lender shall be required to make or maintain Loans or other financial accommodations under the European Tranche in contravention of applicable laws and regulations or if such adverse tax consequences remain outstanding, and the applicable Borrowers shall repay all Obligations arising in connection therewith as required to prevent any contravention of such laws and regulations.
          SECTION 2.20. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 2.19, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified in Schedule 2.20 or, in any such case, to such other account as the Applicable Agent shall from time to time specify in a notice delivered to the Company, except payments to be made directly to the Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.19 and 11.03 shall be made directly to the Persons entitled thereto and payments pursuant to the other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document of principal or interest in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement; and all other payments hereunder or under any other Loan Document shall be made in US Dollars, except as otherwise expressly provided. Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.
          (b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the applicable Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents and the Issuing Bank from the Borrowers (other than in connection with Swap Agreements), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Swap Agreements), third, to pay interest then due and payable on the Loans ratably, fourth, pro rata, to prepay principal on the Loans and unreimbursed LC Disbursements (with amounts applied to the US Tranche Term Loans applied to installments of the US Tranche Term Loans on a pro rata basis) and the payment of any Secured Obligations owing with respect to Swap

Agreements, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to any Agent or any Lender by the Loan Parties. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the applicable Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
          (c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 11.03), and other sums payable under the Loan Documents, may be paid from the proceeds of US Tranche Revolving Borrowings made hereunder whether made following a request by the Company pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with an Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a US Tranche Revolving Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute US Tranche Revolving Loans (and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03) and (ii) the Agents to charge any deposit account of the Borrowers maintained with the Agents for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
          (d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, participations in LC Disbursements and Swingline Loans, as the case may be, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
          (e) Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at a rate determined by the Applicable Agent in accordance with banking industry practices on interbank compensation.
          (f) If any Lender shall fail to make any payment required to be made by it to any Agent pursuant to this Agreement, then the Agents may, in their discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender’s obligations to the Agents until all such unsatisfied obligations are fully paid.
          SECTION 2.21. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement requiring the consent of each Lender or each affected Lender as contemplated by Section 11.02 but the consent of the Required Lenders or (giving effect to this Section 2.21(b)) each other affected Lender, respectively, is obtained, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (or, in the case of any change, waiver, discharge or termination of the provisions of this Agreement that requires the consent of Lenders of a particular class or type of Loans and Commitments, all its interests, rights and obligations under the Loan Documents in respect of such class or type) (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a US Tranche Revolving Commitment or a European Tranche Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) (or, in the case of any change, waiver, discharge or termination of the provisions of this Agreement that requires the consent of Lenders of a particular class or type of Loans, payment equal to the aggregate amount of outstanding Loans of such class or type owed to such replaced Lender (together with all other amounts owed to such replaced Lender as a holder of such class or type of Loans)) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
ARTICLE III
Representations and Warranties
          Each Borrower represents and warrants to the Lenders that:
          SECTION 3.01. Organization; Powers. Each of the Company and its Material Subsidiaries is duly organized, validly existing and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required; provided, that this provision shall not restrict any transaction otherwise permitted under Section 6.03.
          SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate (or other) and, if required, stockholder or shareholder action. Each Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate in any material respect any applicable law or regulation applicable to the Company or its Subsidiaries and will not violate the charter, by-laws or other organizational or constitutional documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) except as would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than the Lien created by the Collateral Documents).
          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders a consolidated balance sheet and statements of income, stockholders equity and cash flows for the Company and its Subsidiaries (i) as of and for the fiscal year ended December 31, 2005, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) Since December 31, 2005, there has been no material adverse change in the business, assets, property or financial condition of the Company and its Subsidiaries, taken as a whole.
          (c) The Company has heretofore furnished to the Lenders a consolidated balance sheet and statements of income, stockholders equity and cash flows for Spectrum and its Subsidiaries (i) as of and for the fiscal year ended December 31, 2005, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2006. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Spectrum and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (d) As of the Effective Date, since March 31, 2005, there has not occurred any event, change or circumstance that has had or would reasonably be expected to have a Spectrum Material Adverse Effect.
          (e) The Company has heretofore furnished to the Lenders a pro forma capitalization table as of June 30, 2006, giving effect to the Spectrum Acquisition as if consummated on such date, along with pro forma Consolidated EBITDA for the twelve-month period ended June 30, 2006, giving credit to the consolidated EBITDA of Spectrum for such period. Such pro forma financial data were prepared in good faith based upon estimates and assumptions the Company believes to be reasonable as of the Effective Date.
          (f) The Company has heretofore furnished to the Lenders forecasted consolidated balance sheets and statements of income, stockholders equity and cash flows for the five-year period beginning on January 1, 2006, in each case prepared on a basis consistent with the financial statements described in Section 3.04(a) and the estimates and assumptions stated therein, all of which the Company believes to be reasonable and, as of the Effective Date, reflect the Company’s good faith and reasonable estimates of the future financial performance of the Company and its Subsidiaries for such period; provided that (i) such forecasts are subject to significant uncertainties and contingencies, which may be beyond the Company’s and its Subsidiaries’ control, (ii) no assurances are given that the results forecasted in any such projections will be realized and (iii) the actual results may differ from the forecasted results set forth in such projections and such differences may be material.
          SECTION 3.05. Properties; Insurance. (a) Each of the Company and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
          (b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          (c) Each of the Company and its Subsidiaries maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Company and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or each such Subsidiary, as applicable, operates.
          SECTION 3.06. Litigation, Environmental and Labor Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
          (b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          (c) There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          SECTION 3.08. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. ERISA. No ERISA Event has occurred, and no ERISA Event with respect to any Plan is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.11. Subsidiaries; Ownership of Capital Stock. As of the Effective Date, Schedule 3.11 sets forth all of the Company’s Subsidiaries, the jurisdiction of organization of each of its Subsidiaries and the identity of the holders of all shares or other interests of each class of Equity Interests of each of its Subsidiaries.
          SECTION 3.12. Solvency. As of the Effective Date, both before and after giving effect to (a) the Transactions to be consummated on the Effective Date and (b) the payment and accrual of all fees, costs and expenses in connection therewith, the Company and its Subsidiaries, on a consolidated basis, are and will be Solvent.
          SECTION 3.13. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Company to any Agent, the Issuing Bank or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that (i) such projected financial information is subject to significant uncertainties and contingencies, which may be beyond the Company’s and its Subsidiaries’ control, (ii) no assurances are given that the results forecasted in any such projected financial information will be realized and (iii) the actual results may differ from the forecasted results set forth in such projected financial information and such differences may be material).
          SECTION 3.14. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
          SECTION 3.15. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, and, to the extent required by the Security Agreements, such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances and other Liens permitted under this Agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.
          SECTION 3.16. Material Subsidiaries. As of the Effective Date, on a pro forma basis after giving effect to the Spectrum Acquisition, the direct and indirect Domestic Subsidiaries of the Company and direct Foreign Subsidiaries of the Company and the Subsidiary Guarantors set forth on Schedule 3.16, together with the Company, (i) generated at least 85% of Adjusted Consolidated EBITDA during the four fiscal quarter period ended June 30, 2006 and (ii) owned assets (other than Equity Interests in Subsidiaries) representing at least 85% of the consolidated assets of the Company and its Subsidiaries as of June 30, 2006. Each Compliance Certificate delivered hereunder designates as Material Subsidiaries direct and indirect Domestic Subsidiaries of the Company and direct Foreign Subsidiaries of the Company and the Subsidiary Guarantors that, as of the end of the applicable fiscal quarter (in the case of a Compliance Certificate delivered pursuant to Section 5.01(c)) or as of the date of the applicable Permitted Acquisition after giving effect to such acquisition on a pro forma basis (in the case of a Compliance Certificate delivered in connection with a Permitted Acquisition), (i) generated at least 85% of Adjusted Consolidated EBITDA during the most recent four fiscal quarter period for which financial statements have been provided by the Company pursuant to Section 5.01 and (ii) owned assets (other than Equity Interests in Subsidiaries) representing at least 85% of the consolidated assets of the Company and its Subsidiaries as of the end of such period.

ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. This Agreement and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):
          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          (b) The Administrative Agent shall have received, in form and substance reasonably acceptable to it, a fully executed copy of the Subsidiary Guarantee Agreement and each Collateral Document set forth in Exhibit B hereto.
          (c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel for the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Borrowers, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion. The Administrative Agent shall also have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Eversheds LLP, special English counsel to the Borrowers, in form and substance reasonably acceptable to the Administrative Agent and covering such matters relating to this Agreement as the Administrative Agent shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.
          (d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers and the Initial Subsidiary Guarantors, the authorization of the Transactions and any other legal matters relating to the Borrowers or any Initial Subsidiary Guarantor, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, including all of the agreements, documents and instruments set forth in Exhibit B hereto.
          (e) The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed by a Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 (after giving effect to the Spectrum Acquisition) and (ii) a certificate, dated the Effective Date and signed by a Financial Officer, certifying that as of the Effective Date, both before and after giving effect to (a) the Transactions to be consummated on the Effective Date and (b) the payment and accrual of all fees, costs and expenses in connection therewith, the Company and its Subsidiaries, on a consolidated basis, are and will be Solvent.
          (f) The Lenders shall have received the financial statements referenced in Section 3.04(a), (c), (e) and (f).
          (g) The Administrative Agent shall have received, in form and substance reasonably acceptable to it, a certificate, dated the Effective Date and signed by a Financial Officer, setting forth reasonably detailed calculations demonstrating that, as of the Effective Date, the Total Leverage Ratio is equal to or less than 1.75 to 1.00 and the Fixed Charge Coverage Ratio is equal to or greater than 1.25 to 1.00, which calculations shall give effect to the Transactions occurring on the Effective Date on a pro forma basis and shall otherwise be prepared in a manner reasonably acceptable to the Administrative Agent.
          (h) The Administrative Agent shall have received a true and correct copy of the Spectrum Acquisition Agreement (as amended through the Effective Date; provided, that such agreement shall not have been amended in any manner adverse to the Administrative Agent and the Lenders without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld)).
          (i) The Administrative Agent, the Lead Arranger and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.
          (j) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended).
          (k) Without in any way limiting any of the foregoing conditions relating to the Spectrum Acquisition, the Spectrum Acquisition shall be consummated on the Effective Date concurrently with the funding of the initial Loans hereunder and substantially in accordance with the Spectrum Acquisition Agreement.
The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

          (a) The representations and warranties of the Loan Parties set forth in each Loan Document (except, with respect to the Loans made and Letters of Credit issued on the Effective Date, the representation and warranty set forth in Section 3.04(b)) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
          SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (who shall deliver to each Lender):
          (a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent (who shall notify the Lenders) of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, the Company agrees that it shall register the Administrative Agent in the appropriate Company databases necessary to cause such notices to be sent automatically (including, without limitation, by e-mail to e-mail addresses agreed upon by the Administrative Agent) on the applicable filing dates;
          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and related unaudited statements of operations, stockholders’ equity, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent (who shall notify the Lenders) of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, the Company agrees that it shall register the Administrative Agent in the appropriate Company databases necessary to cause such notices to be sent automatically to the Administrative Agent (including, without limitation, by e-mail to e-mail addresses agreed upon by the Administrative Agent) on the applicable filing dates;
          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Article VI, (iii) setting forth the Material Subsidiaries as of the end of the applicable fiscal period and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 6.10 (which certificate may be limited to the extent required by accounting rules or guidelines);
          (e) within 45 days after the end of each fiscal year of the Company, consolidated financial projections for the Company and its Subsidiaries for the next three (3) fiscal years prepared in good faith in accordance with prior practice of the Company;
          (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with national securities exchanges, or distributed by the Company or any Subsidiary thereof to its shareholders generally, as the case may be; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent (who shall notify the Lenders) of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, the Company agrees that it shall register the Administrative Agent in the appropriate Company databases necessary to cause such notices to be sent automatically to the Administrative Agent (including, without limitation, by e-mail to e-mail addresses agreed upon by the Administrative Agent) on the applicable filing dates;
          (g) promptly following any request therefor, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended); and
          (h) promptly following any request therefor, such other information regarding the operations, business affairs or financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as any Agent or any Lender may reasonably request.
          SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent (who shall deliver to each Lender) prompt written notice of the following:
          (a) the occurrence of any Default;

          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $5,000,000; and
          (d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except for such rights, licenses, permits, privileges and franchises the loss of which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution or other transaction permitted under Section 6.03.
          SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear and casualty events excepted), and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
          SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice and during reasonable business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (provided that in no event shall there be more than one such visit or inspection per calendar year except during the continuance of an Event of Default). Notwithstanding anything to the contrary in this Section 5.06, none of the Company or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its designated representative) is then prohibited by law or any agreement binding on the Company or any of its Subsidiaries or (iii) is subject to attorney-client or similar privilege constitutes attorney work-product. The Administrative Agent shall, upon the request of any Lender, provide to such Lender the written report, if any, prepared by the Administrative Agent with respect to any such visit or inspection.
          SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.08. Use of Proceeds and Letters of Credit. Each Borrower will, and will cause its Subsidiaries to, use the proceeds of the Loans and the Letters of Credit, as applicable, for the Spectrum Acquisition (in the case of the Company), for working capital and for general corporate purposes, including Permitted Acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
          SECTION 5.09. Subsidiary Collateral Documents; Subsidiary Guarantors. The Company shall execute or shall cause to be executed:
          (a) following the date on which (i) any Person becomes a Material Subsidiary of the Company pursuant to a Permitted Acquisition or (ii) any Person is initially designated as a Material Subsidiary in a certificate delivered pursuant to Section 5.01(c), in each case as soon as practicable but in any event within thirty (30) days (or such longer period as the Administrative Agent shall agree) following such date, if such Person is a Domestic Subsidiary, (a) a Pledge Agreement (or supplement thereto) in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations with respect to all of the Equity Interests of such Person owned by the Company and its Domestic Subsidiaries that are Subsidiary Guarantors in substantially the form of the Pledge Agreement(s) executed on the Effective Date; (b) a supplement to the Subsidiary Guarantee Agreement pursuant to which such Domestic Subsidiary shall become a Subsidiary Guarantor; (c) a Subsidiary Security Agreement in substantially the form executed on the Effective Date (or a supplement thereto) pursuant to which such Subsidiary shall grant the Administrative Agent for the benefit of the Holders of Secured Obligations, a first priority perfected security interest in substantially all of its assets, and the other documents required thereby; (d) a Subsidiary Pledge Agreement in substantially the form executed on the Effective

Date (or a supplement thereto) pursuant to which such Subsidiary shall grant the Administrative Agent for the benefit of the Holders of Secured Obligations, a first priority perfected security interest in the Equity Interests of its direct Subsidiaries (but not in excess of 65% (in vote and value) of all of the outstanding Equity Interests of its direct Foreign Subsidiaries), and the other documents required thereby; and (e) if requested by the Administrative Agent or the Required Lenders, Collateral Documents in respect of such Domestic Subsidiary’s owned real property, in each case to provide the Administrative Agent with a first priority perfected security interest therein and Lien thereon;
          (b) following the date on which (i) any Person becomes a Material Subsidiary of the Borrower pursuant to a Permitted Acquisition, (ii) any Person becomes the German Borrower (if such Person is a direct Subsidiary of the Company or a Domestic Subsidiary) or (iii) any Person is initially designated as a Material Subsidiary in a certificate delivered pursuant to Section 5.01(c), in each case as soon as practicable but in any event within thirty (30) days (or such longer period as the Administrative Agent shall agree) following such date, if such Person is a Foreign Subsidiary, upon the request of the Administrative Agent, as soon as practicable but in any event within thirty (30) days (or such longer period of time as the Administrative Agent shall agree) following such date, a pledge agreement or share mortgage in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary with respect to 65% (in vote and value) of all of the outstanding Equity Interests of such Foreign Subsidiary to the extent owned by the Company or a Subsidiary Guarantor; provided, that if at any time any such Foreign Subsidiary issues or causes to be issued Equity Interests, such that the aggregate amount of the Equity Interests of such Foreign Subsidiary pledged to the Administrative Agent for the benefit of the Holders of Secured Obligations is less than 65% (in vote or value) of all of the outstanding Equity Interests of such Person to the extent owned by the Company or a Subsidiary Guarantor, the Company shall (A) promptly notify the Administrative Agent of such deficiency and (B) deliver or cause to be delivered any agreements, instruments, certificates and other documents as the Administrative Agent may reasonably request all in form and substance reasonably satisfactory to the Administrative Agent, in order to cause all of the Equity Interests of such Foreign Subsidiary owned by the Company and the Subsidiary Guarantors (but not in excess of 65% (in vote or value) of all of the outstanding Equity Interests thereof) to be pledged to the Administrative Agent for the benefit of the Holders of Secured Obligations; provided further, that if at any time any such Foreign Subsidiary redeems or acquires, or causes to be redeemed or acquired, Equity Interests in such Foreign Subsidiary, such that the aggregate amount of the Equity Interests of such Foreign Subsidiary pledged to the Administrative Agent for the benefit of the Holders of Secured Obligations would be greater than or equal to 65% (in vote or value) of all of the outstanding Equity Interests of such Person, taking into account such redemption or acquisition, the Company shall (A) notify the Administrative Agent of the intent to effect such redemption or acquisition at least thirty (30) days (or such shorter period of time as the Administrative Agent shall agree) prior to the effectiveness thereof, and (B) the Administrative Agent shall, on or prior to the date of such redemption or acquisition, deliver or cause to be delivered any agreements, instruments, certificates and other documents as the Company may reasonably request, all in form and substance reasonably satisfactory to the Company and the Administrative Agent, evidencing a release of a sufficient number of the Equity Interests of such Foreign Subsidiary, taking into account such redemption or acquisition, from any pledge, mortgage, lien or other encumbrance imposed under the Pledge Agreements, Security Agreement and other Collateral Documents such that, taking into account such Equity Interests redeemed or acquired and such Equity Interests released, the aggregate Equity Interests in such Foreign Subsidiary that remain subject to any such pledge, mortgage or encumbrance do not exceed 65% (in vote or value) of all of the outstanding Equity Interests in such Foreign Subsidiary; and
          (c) in either such case as provided above in this Section 5.09 the Company shall deliver or cause to be delivered to the Administrative Agent all such Pledge Agreements, supplements to the Subsidiary Guarantee Agreement, Security Agreements and other Collateral Documents, together with appropriate corporate resolutions and other documentation (including opinions, UCC financing statements, real estate title insurance policies, environmental reports, the stock certificates representing the equities subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall be reasonably satisfied that it has a first priority perfected pledge of or charge over the Collateral related thereto.
Notwithstanding the foregoing requirements of this Section 5.09:
     (i) no Receivables Entity shall be required to enter into the Subsidiary Guarantee Agreement or the Subsidiary Security Agreement or otherwise guaranty the Secured Obligations or grant security interests in its property to the Administrative Agent hereunder or in connection herewith so long as such Receivables Entity is subject to a Permitted Receivables Facility; and
     (ii) the Company, by October 31, 2006 (or such later date as the Administrative Agent shall agree), shall cause 65% (but no more than 65%) of the Equity Interests of the following Foreign Subsidiaries to be pledged to the Administrative Agent for the benefit of the Lenders, pursuant to pledge documentation in form and substance reasonably acceptable to the Administrative Agent: Software Spectrum Canada, Ltd. and Insight Direct (UK) Limited.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of

Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
          SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
     (a) the Secured Obligations;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
     (c) Indebtedness owing by (i) the Company to any Subsidiary, (ii) any European Borrower to any Subsidiary, (iii) any Foreign Subsidiary to a European Borrower so long as the aggregate principal amount of all such Indebtedness under this clause (iii) at no time exceeds $25,000,000 in the aggregate, or (iv) to the extent not governed by clause (i) through (iii), any Subsidiary to the Company or any other Subsidiary; provided, that Indebtedness of any Foreign Subsidiary to the Company or any Subsidiary Guarantor shall be subject to Section 6.04;
     (d) Guarantees by (i) the Company of Indebtedness owing by a Subsidiary, (ii) any European Borrower of Indebtedness owing by a Foreign Subsidiary so long as the aggregate principal amount of Indebtedness being guaranteed and subject to this clause (ii) does not exceed $25,000,000 at any time, or (ii) to the extent not governed by clauses (i) or (ii), a Subsidiary of Indebtedness owing by the Company or any other Subsidiary; provided that (A) the Indebtedness so Guaranteed is permitted by this Section 6.01 and (B) Guarantees by the Company or any Subsidiary Guarantor of Indebtedness of any Foreign Subsidiary shall be subject to Section 6.04;
     (e) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;
     (f) Indebtedness of the Company or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided, that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate principal amount of $250,000,000 at any time outstanding;
     (g) Indebtedness of the Company or any of its Subsidiaries incurred pursuant to Vendor Trade Programs;

     (h) Attributable Debt in respect Sale and Leaseback Transactions permitted by Section 6.09;
     (i) Indebtedness of an Acquired Entity existing at the time of the related Permitted Acquisition or other investment permitted under Section 6.04 which was not incurred in contemplation of such Permitted Acquisition or other investment, so long as, determined on a pro forma basis prior to such Acquired Entity becoming a Subsidiary of the Company, the addition of such Indebtedness to the consolidated Indebtedness of the Company and its Subsidiaries does not cause an Event of Default under Section 6.10 or any other term or provision of this Agreement;
     (j) Indebtedness incurred by the Company or any of its Subsidiaries arising from agreements providing for indemnification related to sales or goods or adjustment of purchase price or similar obligations in any case incurred in connection with the disposition of any business, assets or Subsidiary of the Company;
     (k) Indebtedness of the Company or any of its Subsidiaries in respect of workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, judgment, appeal and surety bonds and other obligations of a similar nature, in each case in the ordinary course of business;
     (l) Indebtedness representing deferred compensation to employees of the Company or any of its Subsidiaries incurred in the ordinary course of business;
     (m) Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent payments in respect of Permitted Acquisitions or other investments permitted by Section 6.04;
     (n) Indebtedness of the Company or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Company or such Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;
     (o) Indebtedness in respect of Swap Agreements not prohibited hereunder; and
     (p) other unsecured Indebtedness not governed by clauses (a) through (o) of this Section 6.01 so long as the aggregate principal amount thereof at no time exceeds $25,000,000.
          SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Permitted Encumbrances;

     (b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;
     (c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;
     (d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;
     (e) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted under clauses (b), (c) or (d) above; provided, that (i) such Indebtedness is not secured by any additional assets and (ii) the amount of such Indebtedness secured by any such Lien is not increased;
     (f) Liens arising out of Sale and Leaseback Transactions permitted by Section 6.09;
     (g) Liens in connection with or to secure Indebtedness permitted under Section 6.01 that arise under Permitted Receivables Facilities or Vendor Trade Programs so long as the parties to each such Permitted Receivables Facility or Vendor Trade Program are bound by, and such Liens are subject to, the Intercreditor Agreement;
     (h) Liens that are contractual rights of set-off;
     (i) licenses, sublicenses, leases or subleases granted to or from others that do not interfere in any material respect with the business of the Company or any Subsidiary; and
     (j) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods.

          SECTION 6.03. Fundamental Changes. The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise make any disposition of its property or the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:
     (a) the Company and its Subsidiaries may purchase and sell inventory in the ordinary course of business;
     (b) the Company and its Subsidiaries may sell, transfer or otherwise dispose of excess, damaged, obsolete or worn out assets and scrap in the ordinary course of business;
     (c) the Company and its Subsidiaries may enter into and consummate Permitted Acquisitions;
     (d) (i) any Person may merge into the Company in a transaction where the Company is the survivor thereof, (ii) any Person (other than the Company) may merge into a Subsidiary Guarantor where such Subsidiary Guarantor is the survivor thereof, (iii) any Person (other than the Company or a Subsidiary Guarantor) may merge into any European Borrower where such European Borrower is the survivor thereof, (iv) any Person (other than a Loan Party) may merge into any other Foreign Subsidiary and (v) any Immaterial Subsidiary may merge into any other Immaterial Subsidiary; provided, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04; provided, further, that neither Spectrum nor any Subsidiary thereof shall merge with or into any Receivables Seller.
     (e) (i) the Company may sell or transfer assets to any Subsidiary Guarantor, (ii) any Subsidiary may sell or transfer assets to the Company or any Subsidiary Guarantor, (iii) any European Borrower may sell or transfer assets to any Foreign Subsidiary so long as the aggregate consideration for all such sales and transfers governed by this clause (iii) does not exceed $10,000,000 at any time, and (iv) to the extent not governed by clauses (i) through (iii) above, any Foreign Subsidiary or Immaterial Subsidiary may sell or transfer assets to the Company or any other Subsidiary; provided, that neither Spectrum nor any Subsidiary thereof shall sell or transfer any Receivables, directly or indirectly, to any Receivables Seller.
     (f) the Company or any Subsidiary may (i) sell Receivables under Permitted Receivables Facilities (subject to the limitation that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate principal amount of $250,000,000) and (ii) sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

     (g) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Subsidiary that is not a Borrower may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;
     (h) the Company or any Subsidiary may (i) sell Permitted Investments in the ordinary course of business, (ii) license intellectual property in the ordinary course of business and (iii) dispose of or abandon intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole;
     (i) any sale of assets pursuant to a Sale and Leaseback Transaction permitted by Section 6.09;
     (j) any lease or sub-lease of property in the ordinary course of business that would not materially interfere with the required use of such property by the Company or its Subsidiaries; and
     (k) the Company or any Subsidiary may engage in a sale or transfer of any assets not described above so long as such assets, when taken together with all other assets sold or transferred pursuant to this clause (k) in any fiscal year, does not constitute a Substantial Portion of the assets of the Company and its Subsidiaries.
In addition to the foregoing, the Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business if as a result thereof the general nature of the business of the Company and its Subsidiaries taken as a whole would be substantially changed from the general nature of the business of the Company and its Subsidiaries on the Effective Date.
          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
          (a) Permitted Acquisitions; provided, that the Company shall comply with Section 5.09 following any such Permitted Acquisition;
          (b) Permitted Investments;
          (c) existing investments in Subsidiaries and other investments in existence on the date hereof and described in Schedule 6.04;

          (d) investments made by the Company and the Subsidiaries in Equity Interests in their respective Subsidiaries; provided that the aggregate amount of such investments by the Company and Subsidiary Guarantors in Foreign Subsidiaries (together with outstanding intercompany loans permitted under the proviso to paragraph (e) below and outstanding Guarantees permitted under the proviso to paragraph (f) below) shall not exceed $50,000,000 at any time outstanding; provided, further, that investments made by the European Borrowers in Equity Interests in their respective Foreign Subsidiaries shall not exceed $25,000,000 at any time outstanding;
          (e) loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary; provided that the amount of such loans and advances made by the Company and Subsidiary Guarantors to Foreign Subsidiaries (together with outstanding investments permitted under the proviso to paragraph (d) above and outstanding Guarantees permitted under the proviso to paragraph (f) below) shall not exceed $50,000,000 at any time outstanding; provided, further, that loans made by the European Borrowers to Foreign Subsidiaries shall be limited by Section 6.01; provided, further, that no such loan or advance shall contravene the provisions of Section 151 of the English Companies Act 1985.
          (f) Guarantees constituting Indebtedness permitted by Section 6.01; provided that the aggregate principal amount of Indebtedness of Foreign Subsidiaries that is Guaranteed by the Company or any Subsidiary Guarantor (together with outstanding investments permitted under the proviso to paragraph (d) above and outstanding intercompany loans permitted under the proviso to paragraph (e) above) shall not exceed $50,000,000 at any time outstanding; provided, further, that guarantees made by the European Borrowers in respect of Foreign Subsidiaries shall be limited by Section 6.01;
          (g) Guarantees by the Company or any Subsidiary of operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Subsidiary in the ordinary course of business;
          (h) extensions of trade credit in the ordinary course of business;
          (i) Investments of the Company or any Subsidiary under Swap Agreements permitted hereunder;
          (j) loans and advances to employees, officers and directors of the Company or any of its Subsidiaries in the ordinary course of business in an aggregate amount (for the Company and all Subsidiaries) not to exceed $1,000,000 at any one time outstanding; and
          (k) other investments (whether in capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing), loans or advances, Guarantees or other investments and interests) not exceeding $5,000,000 at any time outstanding (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective investment not to exceed the original amount invested).
          SECTION 6.05. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.
          SECTION 6.06. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) (i) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (ii) a Subsidiary may make distributions to allow for the payment of any Federal, state, local, or foreign Taxes that are due and payable by any group of corporations that includes the Subsidiary and with which the Subsidiary joins in filing any consolidated, combined, unitary, or similar Tax Returns, determined as if the Subsidiary filed such Tax Returns separately as the parent of an affiliated (or similar) group that included the Subsidiary and its subsidiaries, (c) so long as no Default exists at the time thereof, the Company may redeem, repurchase, acquire or retire up to $50,000,000 in the aggregate of its outstanding Equity Interests during the term of this Agreement and (d) the Company may declare and pay distributions and dividends on its Equity Interests; provided, that, with respect to the foregoing clause (d), (1) no Default shall exist before or after giving effect to such distributions and dividends or be created as a result thereof and (2) each cash dividend declared by the Company shall be made within 90 days of the declaration thereof.
          SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and the Subsidiary Guarantors not involving any other Affiliate, (c) transactions between or among the Foreign Subsidiaries not involving any other Affiliate and (d) any transaction expressly permitted under this Article VI.
          SECTION 6.08. Restrictive Agreements; Receivables Entities. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or Vendor Trade Programs or to customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof. No Receivables Entity shall be bound by any provision of this Article VI so long as it constitutes a Receivables Entity and is subject to a Permitted Receivables Facility.
          SECTION 6.09. Sale and Leaseback Transactions. The Company will not, and will not will permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Company or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset; provided, however, that the aggregate amount of Attributable Debt resulting from such transactions shall not exceed $50,000,000 at any time.
          SECTION 6.10. Financial Covenants.
          (a) Maximum Total Leverage Ratio. The Company will not permit the Total Leverage Ratio, determined as of the end of each of its fiscal quarters, to exceed 2.50 to 1.00.
          (b) Minimum Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters, to be less than 1.25 to 1.00.
ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur:
          (a) (i) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) the Company shall fail to pay any reimbursement obligation in respect of any LC Disbursement within three Business Days of the date the same shall become due and payable;
          (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
          (c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
          (d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to any Borrower’s existence), 5.08, 5.09 or in Article VI;
          (e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);
          (f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period with respect thereto, if any, set forth in the agreement evidencing such Material Indebtedness);
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unwithdrawn for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment or arrangement for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (k) one or more (i) judgments for the payment of money in an aggregate amount in excess of $5,000,000 or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;
          (l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $5,000,000;
          (m) a Change in Control shall occur;
          (n) any Loan Document shall fail to remain in full force or effect against the Company or any Subsidiary or any action shall be taken or shall be failed to be taken by the Company or any Subsidiary to discontinue or to assert the invalidity or unenforceability of, or which results in the discontinuation or invalidity or unenforceability of, any Loan Document or any Lien in favor of the Administrative Agent under the Loan Documents (with respect to Collateral having an aggregate book value in excess of $500,000), or such Lien (with respect to Collateral having an aggregate book value in excess of $500,000) shall not have the priority contemplated by the Loan Documents; or
          (o) an event (such event, an “Off-Balance Sheet Trigger Event”) shall occur which (i) permits the investors or purchasers in respect of Off-Balance Sheet Liabilities of the Company or any Affiliate of the Company to require the amortization or liquidation of such Off-Balance Sheet Liabilities and (x) such Off-Balance Sheet Trigger Event shall not be remedied or waived within the later to occur of the tenth day after the occurrence thereof or the expiry date of any grace period related thereto under the agreement evidencing such Off-Balance Sheet Liabilities, or (y) such investors shall require the amortization or liquidation of such Off-Balance Sheet Liabilities as a result of such Off-Balance Sheet Trigger Event, (ii) results in the termination of reinvestments of collections or proceeds of receivables and related assets under the agreements evidencing such Off-Balance Sheet Liabilities, or (iii) causes or otherwise permits the replacement or substitution of the Company or any Affiliate thereof as the servicer under the agreements evidencing such Off-Balance Sheet Liabilities; provided, however, that this paragraph (o) shall not apply on any date with respect to any voluntary request by the Company or an Affiliate thereof for an above-described amortization, liquidation, or termination of reinvestments so long as the aforementioned investors or purchasers cannot independently require on such date such amortization, liquidation or termination of reinvestments.
then, and in every such event (other than an event with respect to a Loan Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any such principal or face amount not so declared to be due and payable or required to be prepaid may thereafter be declared to be due and payable or required to be prepaid), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to a Loan Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE VIII
The Agents
          Each of the Lenders and the Issuing Bank hereby irrevocably appoints each Applicable Agent as its agent and authorizes such Applicable Agent to take such actions on its behalf and to exercise such powers as are delegated to such Applicable Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
          The Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) the perfection or priority of any Lien securing the Obligations.
          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.
          Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Bank (in the case of the Administrative Agent) and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank (in the case of a successor Administrative Agent), appoint a successor Agent, which, in the case of the Administrative Agent shall be a bank with an office in New York, New York, or an Affiliate of any such bank; and in the case of the European Agent, shall be a bank with an office in London, England, or an Affiliate of any such bank. The appointment of a successor European Agent shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld). Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.
          Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
          Each Lender authorizes the Administrative Agent to enter into the Collateral Documents and to take all action contemplated thereby. Each Lender agrees that no one (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents. In the event that any collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such collateral in favor of the Administrative Agent on behalf of the Lenders. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to permit the release of any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 11.02(c); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Documents; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of collateral pursuant hereto.
          Each Lender hereby authorizes the Administrative Agent to enter into the Intercreditor Agreement and to take all actions with respect to such agreement as contemplated hereunder or thereunder.
          No Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Syndication Agent”, a “Documentation Agent” or a “Lead Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, no Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Syndication Agent”, a “Documentation Agent” or a “Lead Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreement set forth above, each of the Lenders acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE IX
Collection Allocation Mechanism
          SECTION 9.01. Implementation of CAM. (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) each US Tranche Revolving Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(c)) participations in the Swingline Loans under the US Tranche in an amount equal to such Lender’s US Tranche Revolving Percentage of each such Swingline Loan outstanding on such date, (iii) each European Tranche Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the applicable Agent in accordance with Section 2.04(c)) participations in the Swingline Loans under the European Tranche in an amount equal to such Lender’s European Tranche Percentage of each such Swingline Loan outstanding on such date, (iv) simultaneously with the automatic conversions pursuant to clause (v) below (after giving effect to clauses (ii) and (iii) above), the Lenders shall automatically and without further act (and without regard to the provisions of Section 11.04) be deemed to have exchanged interests in the Loans (other than the Swingline Loans) and participations in Swingline Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations of each Borrower in respect of each such Loan and Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and a participation in every one of the Swingline Loans and Letters of Credit (including the

Obligations of each Borrower in respect of each such Loan and each Reserve Account established pursuant to Section 9.02 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof, and (v) simultaneously with the deemed exchange of interests pursuant to clause (iv) above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the US Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in US Dollars at the rate otherwise applicable hereunder. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Loan or any participation in any Swingline Loan or Letter of Credit. Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans so executed and delivered; provided, however, that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
          (b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by the Administrative Agent pursuant to any Loan Document in respect of the Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.
          SECTION 9.02. Letters of Credit. (a) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any L/C Disbursement shall not have been reimbursed by the Company or with the proceeds of a Revolving Borrowing or Swingline Borrowing, each US Tranche Revolving Lender shall promptly pay over to the Administrative Agent, in immediately available funds, an amount in US Dollars equal to such Lender’s US Tranche Revolving Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a US Tranche ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The Administrative Agent shall establish a separate account (each, a “Reserve Account”) or accounts for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the US Tranche Revolving Lenders as provided above. The Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s Reserve Account shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Borrower and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.
          (b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the Issuing Bank, withdraw from the Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Issuing Bank in satisfaction of the reimbursement obligations of the US Tranche Revolving Lenders under Section 2.05(d) (but not of the Company under Section 2.05(e)). In the event that any US Tranche Revolving Lender shall default on its obligation to pay over any amount to the Administrative Agent as provided in this Section 9.02, the Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the Company’s reimbursement obligations pursuant to Section 9.01. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.
          (c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.
          (d) With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, in the currency in which such drawing is denominated, for the account of the Issuing Bank, on demand, its CAM Percentage of such drawing or payment.
          (e) Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in customary, highly-rated, short-term investments reasonably acceptable to the Administrative Agent. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.
          (f) Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, to the extent the Company has cash collateralized LC Exposure in respect of outstanding Letters of Credit within five (5) Business Days after the date such cash collateralization is required under the terms of this Agreement (including, without limitation, Section 2.05(j)), no Lender shall be required to deposit any amount in a Reserve Account or otherwise post any amount in respect of outstanding Letters of Credit as contemplated by this Section 9.02. In the event any LC Exposure is not cash collateralized as required under this Agreement and the Company does not post required cash collateral within 5 Business Days after the date on which such cash collateral was required to be posted, then the Lenders shall be required to make deposits as and when contemplated in this Section 9.02 in the amount not secured by cash collateral required to be posted under Section 2.05(j) or otherwise.
ARTICLE X
Guarantee
          In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
          The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent, Issuing Bank or Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.
          The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent, Issuing Bank or Lender to any balance of any deposit account or credit on the books of any Agent, Issuing Bank or Lender in favor of any Borrower or any other Person.

          The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations), and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.
          The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent, Issuing Bank or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.
          In furtherance of the foregoing and not in limitation of any other right which any Agent, Issuing Bank or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent, Issuing Bank or Lender, forthwith pay, or cause to be paid, to the applicable Agent, Issuing Bank or Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent, Issuing Bank or Lender, disadvantageous to such Agent, Issuing Bank or Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and, as a separate and independent obligation, shall indemnify each Agent, Issuing Bank and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.
          Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Agents, the Issuing Bank and the Lenders.
          Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.
ARTICLE XI
Miscellaneous
          SECTION 11.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to any Borrower, to:
c/o Insight Enterprises, Inc.
1305 W. Auto Drive
Tempe, AZ 85284
Attn: Stanley Laybourne
Phone: (480) 350-1142
Fax: (480) 350-1411
With a copy to:
1305 W. Auto Drive
Tempe, AZ 85284
Attn: Mark N. Rogers, Esq.
Phone: (480) 333-3475
Fax: (480) 760-9068
     (ii) if to the Administrative Agent, to:
JPMorgan Chase Bank, National Association
10 South Dearborn, Floor 19
Mail Code: IL1-0010
Chicago, IL 60603-2003
Attn: John K. Beirne
Phone: (312) 385-7016
Fax: (312) 385-7097
     (iii) if to the European Agent, to:
J. P. Morgan Europe Limited
Mail Code: London Wall/9
125 London Wall, Floor 9, London EC2Y5AJ
United Kingdom
Attention: Manager of Loan & Agency Services
Fax: 44 207 7772360
(in each case with a copy to the Administrative Agent as provided in clause (ii) above);

     (iv) if to the Issuing Bank, to:
JPMorgan Chase Bank, National Association
Commercial Banking
201 N. Central Avenue, Floor 21
Mail Code: AZ1-1178
Phoenix, AZ 85004
Attn: Steve Krakoski
Phone: (602) 221-1360
Fax: (602) 221-1502
     (v) if to the US Tranche Swingline Lender, to:
JPMorgan Chase Bank, National Association
Loan and Agency Services Group
Mail Code: IL 1-0010
10 S. Dearborn St., 19th Floor
Chicago, IL 60603
Attention: Nanette Wilson
Phone: (312) 385-7084
Fax: (312) 385-7096
(with a copy to the European Agent as provided in clause (iii) above to the extent a Swingline Loan is being made to a European Borrower);
     (vi) if to the European Tranche Swingline Lender, to:
J.P. Morgan Europe Limited
Mail Code: London Wall/9
125 London Wall, Floor 9
London EC2Y5AJ
United Kingdom
Attention: European Loan Operation
Fax: 44 207 492-3298
(in each case with a copy to the Administrative Agent as provided in clause (ii) above and the European Agent as provided in clause (iii) above); and
     (vii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Applicable Agent and the applicable Lender. Each Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 11.02. Waivers; Amendments. (a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall:
     (i) increase any Commitment of any Lender without the written consent of such Lender,
     (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,
     (iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,

     (iv) change Section 2.05(c) or otherwise amend this Agreement in any manner that would permit Letters of Credit having an expiration date later than that specified in Section 2.05(c) without the written consent of each Lender,
     (v) change Section 2.20(b) or (c) or any other provision providing for the pro rata nature of disbursements by or payments to Lenders, in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender (it being understood that any increase in the total US Tranche Revolving Commitments or European Tranche Commitments pursuant to Section 2.09 shall not be deemed to alter such pro rata sharing of payments),
     (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender,
     (vii) release the Company or all or substantially all of the Subsidiary Guarantors from, its or their obligations under Article X or the Subsidiary Guarantee Agreement without the written consent of each Lender,
     (viii) unless otherwise permitted hereunder, release all or substantially all of the Collateral without the written consent of each Lender,
     (ix) change any provisions of Article IX without the written consent of each Lender,
     (x) add any additional Subsidiary of the Company as a Borrower under any Tranche without the written consent of each Lender; or
     (xi) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Tranche differently than those of Lenders holding Loans of any other Tranche without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Tranche;
provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the Issuing Bank or any Swingline Lender hereunder or under any other Loan Document without the prior written consent of such Agent, the Issuing Bank or such Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the US Tranche Lenders (but not the European Tranche Lenders) or the European Tranche Lenders (but not the US Tranche Lenders) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Tranche of Lenders. Notwithstanding the foregoing, any amendment to this Agreement solely for the purpose of effecting an increase in the total Commitments in any Tranche pursuant to Section 2.09 may be entered into by the Company and any other relevant Borrower, the Administrative Agent and any other Applicable Agent, any Lender that has agreed to increase its Commitment in the relevant

Tranche and any Person that has agreed to become a Lender hereunder and to have a Commitment in the relevant Tranche.
          (c) The Lenders hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent shall, release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, the expiration or termination of all Letters of Credit and payment and satisfaction in full in cash of all Secured Obligations (other than contingent indemnity obligations), (ii) constituting property being sold or disposed of if the Company certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
          SECTION 11.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that in no event shall the Company be required to reimburse the Lenders for more than one counsel to the Administrative Agent (and up to one local counsel in each applicable jurisdiction and regulatory counsel) and one counsel for all of the other Lenders (and up to one local counsel in each applicable jurisdiction and regulatory counsel), unless a Lender or its counsel determines that it is impractical or inappropriate (or would create actual or potential conflicts of interest) to not have individual counsel, in which case each Lender may have its own counsel which shall be reimbursed in accordance with the foregoing.
          (b) The Company shall indemnify each Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability arising out of the operations or properties of the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Company fails to pay any amount required to be paid by it to any Agent, the Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, the Issuing Bank or such Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Issuing Bank or such Swingline Lender in its capacity as such; and provided further that payment of any amount by any Lender pursuant to this paragraph (c) shall not relieve the Company of its obligation to pay such amount, and such Lender shall have a claim against the Company for such amount. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Exposures and unused Commitments at the time.
          (d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable not later than 10 days after written demand (accompanied by reasonable back-up documentation) therefor.
          SECTION 11.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void)

and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
     (B) the Administrative Agent and JPMorgan Chase Bank, National Association, for so long as it constitutes an Issuing Bank; provided that (1) no consent of the Administrative Agent shall be required for an assignment of a US Tranche Term Loan to a Lender, an Affiliate of a Lender or Approved Fund and (2) no consent of the Issuing Bank shall be required for an assignment of a US Tranche Term Loan.
               (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Tranche, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the US Dollar Equivalent of $5,000,000 in respect of Commitments or Loans under any Tranche, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Loans;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

     (D) the assignee, if it is not already a Lender under the applicable Tranche, hereby represents and warrants for the benefit of the Borrowers, the Agents and the Lenders that, as of the date of such assignment, it will comply with Section 2.17(e) and (f) with respect to withholding tax on payments by the Borrowers; and
     (E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Subsidiaries and their respective Securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
     For the purposes of this Section 11.04(b), the term “Approved Fund” has the following meaning:
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.19 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, and principal amount of LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Agents, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the other

Agents, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.20(d) or 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of any Borrower, any Agent, the Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16, 2.17 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant undertakes, for the benefit of the Borrowers, to comply with Section 2.17(e) and (f) as though it were a Lender.

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (e) Notwithstanding anything in this Section 11.04 to the contrary, no Participant shall obtain any rights to enforce any provision of this Agreement against the Company or any Borrower unless and until the Participant furnishes the Company identifying information reasonably satisfactory to the Company and agrees to be identified in the Register with respect to its participation in the same manner as Loans and Commitments are maintained in the Register hereunder.
          SECTION 11.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.19 and 11.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
          SECTION 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the Secured Obligations of such Borrower now or hereafter existing and held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be binding (subject to appeal as provided by applicable law) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.
          (c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01, and each of the Borrowers hereby appoints the Company as its agent for service of process. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 11.12. Confidentiality. Each of the Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 11.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY

INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS AFFILIATES, AND THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
          SECTION 11.13. Conversion of Currencies.
          (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
          (b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 11.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
          SECTION 11.14. USA Patriot Act; European “Know Your Customer” Checks.
          (a) Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.
          (b) If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a Borrower after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the European Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the European Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the European Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the European Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents. Each Lender shall promptly upon the request of the European Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the European Agent (for itself) in order for the European Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents.
          SECTION 11.15. English Language. All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall attach a certified English translation thereof, which translation shall be the governing version. Within one month of the delivery of any financial statements or other information written in a language other than English, the Company shall deliver to the Administrative Agent and the Lenders sufficient copies for all the Lenders of an English translation of such financial statements.
          SECTION 11.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
          SECTION 11.17. Borrower Limitations. Other than the Company, each Borrower shall only be liable for its Obligations (including, without limitation, Loans extended to it) and shall not be liable for any other Borrower’s Obligations. The Company shall be liable for all of the Borrowers’ Obligations. Each Subsidiary Guarantor shall guaranty the repayment of all Obligations, irrespective of the Borrower that incurs such Obligations.
ARTICLE XII
No Novation; References to this Agreement in Loan Documents
          SECTION 12.01. No Novation. It is the express intent of the parties hereto that this Agreement (i) shall re-evidence the Company’s indebtedness under the Existing Credit Agreement, (ii) is entered into in substitution for, and not in payment of, the obligations of the Company under the Existing Credit Agreement, and (iii) is in no way intended to constitute a novation of any of the Company’s indebtedness which was evidenced by the Existing Credit Agreement or any of the other Loan Documents.
          SECTION 12.02. References to This Agreement In Loan Documents. Upon the effectiveness of this Agreement, on and after the date hereof, each reference in any other Loan Document to the Existing Credit Agreement (including any reference therein to “the Credit Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring thereto) shall mean and be a reference to this Agreement.
The remainder of this page is intentionally blank.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INSIGHT ENTERPRISES, INC.,
as the Company

By: /s/ Richard A. Fennessy
Name: Richard A. Fennessy
Title: Chief Executive Officer

INSIGHT DIRECT (UK) LTD.,
as the UK Borrower

By: /s/ Richard A. Fennessy
Name: Richard A. Fennessy
Title: Director
Signature Page to
Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as a Lender and as Administrative Agent

By: /s/ Steven J. Krakoski
Name: Steven J. Krakoski
Title: Senior Vice President

J.P. MORGAN EUROPE LIMITED,
as a Lender and as European Agent

By: /s/ Paul F. Hogan
Name: Paul F. Hogan
Title: Vice President

LASALLE BANK NATIONAL ASSOCIATION,
as a Lender and as Syndication Agent

By: /s/ Nate Palmer
Name: Nate Palmer
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender and as Documentation Agent

By: /s/ Scott J. Bell
Name: Scott J. Bell
Title: Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Steven F. Larsen
Name: Steven F. Larsen
Title: First Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Timothy J. Dillingham
Name: Timothy J. Dillingham
Title: Vice President

COMERICA WEST INCORPORATED, as a Lender

By: /s/ Fatima Arshad
Name: Fatima Arshad
Title: Corporate Banking Representative

CALYON NEW YORK BRANCH, as a Lender

By: /s/ Dianne M. Scott
Name: Dianne M. Scott
Title: Managing Director

By: /s/ F. Frank Herrerra
Name: F. Frank Herrerra
Title: Director